Exhibit 10.36

PURCHASE AND SALE AGREEMENT

(Partnership Interests in Birchwood Acres Limited Partnership, LLLP)

by and among

Three E Corporation and AJG Financial Services, Inc., Sellers

and

SOF-Harmony Funding, L.L.C., Purchaser

Dated as of March 22, 2005

TABLE OF CONTENTS

1.	Definitions.	2
2.	Purchase and Sale.	2
3.	A. Purchase Price; Cash Portion; Deferred Portion; Downpayment; L/C; Guaranty.	3
	B. Closing Adjustment.	5
4.	Closing Date.	6
5.	Seller’s Representations and Warranties.	6
6.	Representations and Warranties of Purchaser and Guarantor.	15
7.	Filings Under the Hart Scott Rodino Act.	16
8.	Indemnification, Limitations and Survival.	16
9.	Violations.	20
10.	Certain Books and Records.	21
11.	Intentionally omitted.	21
12.	Operation of the Business of the Company and the Company Subsidiaries.	21
13.	Deliveries by Seller at Closing.	21
14.	Intentionally Omitted.	23
15.	Deliveries by Purchaser at Closing.	23
16.	Conditions to Closing Obligations.	24
17.	Title.	26
18.	Seller’s Remedies.	28
19.	Purchaser’s Remedies.	28
20.	Purchaser’s Inspection; Due Diligence Period.	28
21.	Indemnification Procedure.	31
22.	Broker.	32
23.	Casualty; Condemnation.	32
24.	Escrow.	33
25.	Additional Covenants.	34
26.	Termination and Exclusivity.	36
27.	Notices.	36
28.	Miscellaneous.	39
29.	Conveyance of Parcels to Harmony Institute.	41
30.	Lentz Agreement.	43
31.	Harmony Name and Mark.	43
32.	Contingency.	43
33.	Lentz Lot Purchase Agreement.	43
34.	Confidentiality.	44
35.	Purchaser’s and Guarantor’s Obligations to AJG Respecting the Bond Indebtedness.	44

Exhibits

Exhibit A	Description of Property (including Alligator Inn)
Exhibit B	List of Personal Property

- i -

Exhibit C	Excluded Property
Exhibit D	Deferred Payment Agreement
Exhibit E	January Balance Sheet
Exhibit F	None
Exhibit G	Property Rent Roll
Exhibit H	None
Exhibit I	None
Exhibit J	Lentz Employment Agreement

Schedules

Schedule 1	Definitions
Schedule 5(i)	Pending Litigation
Schedule 5(ii)	Environmental – Hazardous Materials
Schedule 5(v)	Consents
Schedule 5(vi)	Underlying Obligee Consents
Schedule 5(vii)	Written Employment Agreements
Schedule 5(viii)	Existing Leases and Pending Unit/Site Contracts
Schedule 5(ix)	Exceptions to Lease/Sale Contract Reps
Schedule 5(ix)(3)	Rent Concessions
Schedule 5(ix)(5)	Tenant Actions Pending
Schedule 5(ix)(6)	Security Deposits
Schedule 5(x)	Pending Real Property Tax Reductions
Schedule 5(xi)	Service Contracts
Schedule 5(xiv)	Brokerage Agreements and Commissions
Schedule 5(xv)	Claims and improvements in excess of $200,000
Schedule 5(xvii)	Company’s Casualty Insurance
Schedule 5(xviii)	Underlying Obligations
Schedule 5(xix)	Company Sponsored Benefit Plans
Schedule 5(xxi)	Environmental Claims and Hazardous Materials
Schedule 5(xxiii(A)	Tax Audits
Schedule 5(xxiii(B)	Waiver or agreement re: Statute of Limitations re: payment or collection of taxes
Schedule 5(xxiii(C)	Tax Entity in Consolidated Returns
Schedule 5(xxiii(E)	Claims received by Tax Entity
Schedule 5(xxv)	Personal Property Leased by Company
Schedule 6(d)	Federal, State or Local Consents or Waivers needed
Schedule 20	Leases, Building Contracts Service Agreements, Warranties, Underlying Obligations, and all Permitted Encumbrances
Schedule 26(h)	Employee “For Cause” Criteria
Schedule 29(a)	Harmony Parcel Sketches

- ii -

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (this “Agreement”) dated as of March 22, 2005, by and among Three E Corporation (“Three E”), a Florida corporation having offices at 3500 Harmony Square Drive West, Harmony, Florida 34773, AJG Financial Services, Inc. (“AJG”) a Delaware corporation having offices at The Gallagher Centre, Two Pierce Place, Itasca, Illinois 60143-3141 (Three E and AJG being herein collectively referred to as the “Seller” and being severally, and not jointly and severally liable for all obligations and liabilities of Seller hereunder) and SOF-HARMONY FUNDING, L.L.C., a Delaware limited liability company having offices c/o Starwood Capital Group Global, L.L.C., 591 W. Putnam Avenue, Greenwich, CT 06830 (“Purchaser”); at Closing, Purchaser shall cause an entity which is acceptable to Seller in its reasonable discretion and which is affiliated with SOF – VI U.S. Holdings II, L.L.C., a Delaware limited liability company, having offices at 591 W. Putnam Avenue, Greenwich, CT 06830 or, pursuant to Section 3A(e) hereof, shall cause another entity which is acceptable to Seller in its reasonable discretion (“Guarantor”) solely for the purposes specified in Sections 3A(e), 6 and 35 below, to execute this Agreement and the “Deferred Payment Agreements” referred to in such sections, in lieu of Purchaser’s providing the “Purchaser’s Letter of Credit” or other security at “Closing” (as such terms are hereinafter defined) in accordance with the terms hereof. The term “Purchaser” as used herein shall also refer to and include all “Purchaser Designees” (hereinafter defined).

Each “Company Subsidiary” and the “Three E Parent” (hereinafter defined) executes this Agreement to acknowledge its agreement to abide by those terms hereof and perform and cause the performance of those obligations of Seller set forth herein which relate to such person or entity and its assets and activities. The “Company” (hereinafter defined) executes this Agreement to acknowledge its agreement to abide by and perform its obligations set forth herein prior to Closing. Each of Seller, Purchaser and Guarantor are sometimes herein referred to as a “Party” and they are sometimes herein referred to collectively as the “Parties”.

W I T N E S S E T H:

WHEREAS, Sellers collectively own all of the partnership interests (the “Partnership Interests”) in Birchwood Acres Limited Partnership, LLLP, a Florida limited liability limited partnership (the “Company” having offices at 3500 Harmony Square Drive West, Harmony, Florida 34773, and

WHEREAS, AJG is the sole limited partner of the Company, and Three E is the sole general partner of the Company, and

WHEREAS, James Lentz, (“Lentz”) an individual is a majority and controlling shareholder of Three E, and Harmony Institute (“Harmony Institute”), an eleemosynary organization is a minority and non-controlling shareholder of Three E (Lentz is herein sometimes referred to as the “Three E Parent”); and

WHEREAS, the Company owns and holds in its own name, record title to a tract which originally consisted of approximately 11,030 acres (excluding certain parcels which were sold and conveyed to parties unrelated to Seller on or prior to the Closing Date, which is more particularly described on Exhibit A hereto; and

WHEREAS, the Company owns all of the interests in, and controls each of, Harmony Development Co, LLC, a Florida limited liability company, Harmony Golf Facilities, LLC, a Florida limited liability company, Harmony Restaurant Facilities, LLC, a Florida limited liability company Harmony Ground Maintenance Co. LLC, a Florida limited liability company and Harmony Real Estate Co., LLC, a Florida limited liability company (each, a “Company Subsidiary” or “Subsidiary” and collectively, the “Company Subsidiaries” or “Subsidiaries”), each of which provides certain services and conducts certain operations at the Property and holds certain related permits, licenses, contract rights and other property; and

WHEREAS, the term “Property”, as used herein, includes, in addition to all other property and rights to be owned by the Company on the Closing Date as hereinafter set forth, the land described on Exhibit A together with all appurtenances and rights benefiting and running with same (the “Land”), together with the buildings and other improvements thereon (each a “Building” or “Improvement”, and collectively, the “Buildings and Improvements”), all personal property, equipment and other tangible property owned by the Company and the Company Subsidiaries on the date hereof, of which Seller shall provide a list designated as excluded property to Purchaser within five (5) Business Days after the date hereof, which list shall then be attached hereto as, and which is herein referred to as, Exhibit B hereto and such property is collectively herein referred to as the “Personal Property”) and all Leases but excluding any property of which Seller shall provide a list designated as excluded property to Purchaser within five (5) Business Days after the date hereof, which shall then be attached hereto as, and which list is herein referred to as, Exhibit C and which property is collectively herein referred to as “Excluded Property”, and

WHEREAS, each of Three E and AJG desires to sell that portion of the Partnership Interests owned by such party, and the Purchaser desires to purchase the Partnership Interests pursuant to the terms hereof.

NOW, THEREFORE, in consideration of the recitals, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree to the foregoing and the following:

1. Definitions. Those capitalized terms which are used in this Agreement but which are not defined in the body of this Agreement (including the recitals set forth above), shall have the meanings specified in Schedule 1 attached hereto.

2. Purchase and Sale. Each of Three E and AJG agrees to sell, assign and transfer that portion of the Partnership Interests owned by such party to Purchaser, and Purchaser agrees to purchase the same from each of Three E and AJG, respectively, for the price and subject to the terms of this Agreement.

3. A. Purchase Price; Cash Portion; Deferred Portion; Downpayment; L/C; Guaranty.

(a) The aggregate purchase price to be paid by Purchaser to Seller for the Partnership Interests (the “Purchase Price”), shall consist of the aggregate of the sums specified in Section 3(b) below which shall be payable in cash at Closing (the “Cash Portion”) and the sums specified in Section 3(c) below which shall be deferred and payable after Closing (the “Deferred Portion”). The Cash Portion payable to each of Three E and AJG (as set forth in Section 3(c) below) shall be paid to each of Three E and AJG, respectively, by bank wire transfer on the Closing Date (as hereinafter defined) in immediately available federal funds to the account of the respective receiving party specified by such party prior to the Closing Date. Simultaneously with the making of such payment, the Escrow Agent shall be directed by the Parties to return the “Downpayment” (hereinafter defined) to Purchaser. The portion of the Purchase Price which is tentatively allocated to each particular tract within the Property shall be specified in an amendment to Exhibit A which Seller and Purchaser shall reasonably agree to between the date hereof and the Closing Date. Subject to the following sentence, each of Seller and Purchaser shall utilize and apply such allocation for all purposes and shall not take a position to the contrary, including without limitation, in any documents or filings. Pursuant to § 1060 of the Code, within 30 days after the Closing Date, the Seller and Purchaser shall adjust such allocations if necessary to reflect any change between the date of such initial allocation and the Closing Date.

(b) The Cash Portion shall consist of the following sums:

(i) Three Million Seven Hundred Fifty Thousand Dollars ($3,750,000) which Purchaser shall pay to Three E or as directed by Three E; and

(ii) The sum, which Purchaser shall pay to AJG or as directed by AJG, of Seventy Five Million Dollars ($75,000,000), reduced by the aggregate unpaid principal amount of the following bank or institutional funded indebtedness of the Company outstanding immediately prior to the Closing on the Closing Date: (A) the $12,410,000 Birchwood Acres Limited Partnership Taxable Variable Rate Bonds (Birchwood Triple E Ranch Project), Series 2000, the entire indebtedness evidenced by such bonds being hereinafter referred to as the “Bond Indebtedness”; (B) the First National equipment credit line; (C) the Franklin Bank debt; and (D) the MuniMae debt; it is understood and agreed that the indebtedness of the Company to each of AJG and Harris Bank shall be paid in full by (Seller’s utilizing funds from the Purchase Price) at Closing immediately prior to Purchaser’s acquisition of the Partnership Interests and that Purchaser shall take subject to the other obligations of the Company which are set forth on the January Balance Sheet (as hereinafter defined), without a credit against the Purchase Price in respect of such other obligations which are set forth on the January Balance Sheet (and Purchaser shall bear without a credit against the Purchase Price therefore, any additional obligations of the Company which are shown on the Closing Date Balance Sheet (as hereinafter defined) which are not “Material Variances”, as hereinafter defined in Section 3B(a)); the foregoing obligations which Purchaser shall take subject to are herein referred to as the “Assumed Indebtedness”; for the avoidance of doubt, the Purchaser shall not receive a credit against or a reduction of the Purchase Price in respect of the payment which the Company is obligated to make after May 1, 2005 pursuant to the special assessments required by Harmony CDD for payment of semi-annual principal and interest due on the $17,700,000 Harmony Community Development District Bonds (Series 2001); and

(iii) The aggregate amount of Six Hundred and Fifty Thousand Dollars ($650,000) for the acquisition of the Alligator Lakeside Inn assets, property or equity interests. The closing costs of such acquisition shall be borne by the Partnership. Any payment due under this Section 3A(b)(iii) shall be made solely to AJG to the extent that such acquisition shall have increased the Partnership’s indebtedness for which Purchaser shall receive a credit pursuant to clause (ii) above.

(c) The Deferred Portion shall consist of those sums, if any, payable by Purchaser to Three E or as directed by Three E pursuant to a “Deferred Payment Agreement” which Purchaser and Three E (and such other party or parties as may be set forth as signatories in such form) shall execute and deliver to each other at Closing, in the form attached hereto as Exhibit D (the “Deferred Payment Agreement”).

(d) (i) On the date hereof, Purchaser has delivered to First American Title Insurance Company, as escrow agent (the “Escrow Agent”) the cash in the amount of Two Million Dollars ($2,000,000) (which together with any interest earned thereon after the date hereof is defined as the “Downpayment”). The Escrow Agent shall invest the Downpayment in a money market fund or a demand deposit interest bearing bank account in the name of Escrow Agent at a financial institution. The Downpayment shall be held in escrow by the Escrow Agent and dealt with in accordance with the provisions hereof.

(ii) Anything to the contrary herein notwithstanding and subject to offset for any payment required to be made by Purchaser pursuant to Sections 20(a)(iv) and 20(d) below, (x) if Purchaser shall timely give a termination notice pursuant to the provisions of Section 20(c), the Escrow Agent shall promptly remit $250,000 of the Downpayment to Seller and shall promptly remit the remainder of the Downpayment to Purchaser (subject to the other express provisions hereof); provided, however, that if Seller shall have breached its obligations hereunder during the Due Diligence Period, and Purchaser shall have given Seller written notice thereof (setting forth a detailed description of the alleged breach) at least three (3) Business Days prior to expiration of the Due Diligence Period and such breach shall not be cured by Seller or waived in writing by Purchaser within ten (10) Business Days after receipt of such notice, but not later than two (2) Business Days prior to the end of the Due Diligence Period, then the Escrow Agent shall promptly remit the entire Downpayment to Purchaser; and (y) if Purchaser shall not have timely given a termination notice pursuant to the provisions of Section 20(c) and if Closing shall not thereafter occur for any reason other than Seller’s breach hereunder, then Seller shall be entitled to receive the entire Downpayment and same shall not be refundable to Purchaser.

(e) Purchaser shall at Closing cause Guarantor to do each of the items (i) through (iv) below or else shall provide the alternative guaranty or other security described in the sentence following this sentence: (i) to execute and deliver to Three E and Lentz the Deferred Payment Agreement; and (ii) to execute and deliver to AJG an agreement pursuant to which Purchaser shall pay to AJG one percent (1%) of the net cash flow of the Company on terms substantially identical to those contained in the Deferred Payment Agreement (except that such agreement shall not contain provisions similar to Sections 3.3 or 3.4 or Articles IV and V of the Deferred Payment Agreement); the agreements referred to in these clauses (i) and (ii) are herein collectively referred to as the “Deferred Payment Agreements”; and (iii) to execute and deliver a copy of this Agreement to AJG to evidence its obligation to AJG pursuant to Section 35 below; and (iv) to execute and deliver a copy of this Agreement to AJG and Three E to evidence its obligation to indemnify, defend and hold harmless each of the Seller Indemnified Parties (as hereinafter defined) from and against any and all Damages (as hereinafter defined) relating to, arising from or in connection with any breach of representation, warranty, covenant or agreement by Guarantor hereunder. In lieu of causing items (i) through (iv) above to occur, Purchaser may elect to provide at Closing: (x) an irrevocable and evergreen, clean standby letter of credit in the face amount of $12,600,000 (the “Purchaser’s Letter of Credit”) in form and substance reasonably acceptable to AJG and issued by an issuer which is reasonably acceptable to AJG, which Purchaser’s Letter of Credit shall be accepted by AJG as security in lieu of the obligations of Guarantor under Section 35(c), (d) and (e); and (y) a guaranty or other security reasonably satisfactory to Three E and AJG, in lieu of the obligations of Guarantor pursuant to clauses (i), (ii) and (iv) of this subsection (e). If security in a form other than a guaranty is provided for all of the obligations referred to in items (i) through (iv) of the preceding sentence, then references to “Guarantor” in this Agreement shall be deemed deleted and of no force or effect and references to “Starwood” in the form of Deferred Payment Agreement attached hereto as Exhibit D shall be deemed deleted and of no force or effect except that in Article V thereof (entitled “Future Opportunities”), the term “Starwood” shall be deemed to mean “Purchaser”. In the event that Purchaser shall at Closing, initially provide the Purchaser’s Letter of Credit and any other form of security than the guaranty referred to in clauses (i) through (iv) above, it may nevertheless, at any time thereafter replace such security by the guaranty referred to in clauses (i) through (iv) above, whereupon the changes effected by the preceding sentence shall be deemed reversed.

B. Closing Adjustment. (f) The Purchase Price shall not be adjusted in any manner unless the Closing Date Balance Sheet reflects material and adverse variances in liabilities from the balance sheet of the Company as at January 31, 2005 (the “January Balance Sheet”) which variances are caused by transactions by the Company outside of the customary and usual course of business consistent with past practices (the “Material Variances”). Seller shall prepare a balance sheet of the Company as at the Closing Date (the “Closing Date Balance Sheet”) in the same format and utilizing the same methods, procedures and assumptions that were used in the preparation of the January Balance Sheet and shall deliver a copy of the Closing Date Balance Sheet to Purchaser within thirty (30) days after the Closing Date. A copy of the January Balance Sheet is attached hereto as Exhibit E.

(g) In the event the Closing Date Balance Sheet shall reflect Material Variances then, within ten (10) Business Days after the last of AJG and Three E to receive notice thereof from Purchaser, Purchaser, AJG and Three E shall confer for purposes of determining the effect, if any, such Material Variances shall have upon the Purchase Price. In the event the Parties shall be unable to resolve any dispute regarding Material Variances within thirty (30) days after the first conference of the Parties with respect thereto, then such dispute shall be submitted by any party to any of the following firms selected by Purchaser (provided that Purchaser may not select any firm which has provided services to, or otherwise had a relationship with, Purchaser or any of its Affiliates within the prior twelve (12) month period): BDO Seidman, Price Waterhouse Coopers, KPMG or Moore Stephens Lovelace, P.A., certified public accountants which are located at 1201 S. Orlando Avenue, Suite 400, Winter Park, FL 32789-7192 (the “Arbitrator”), as soon as possible and the decision of the Arbitrator shall be final and binding upon the parties without further recourse. If Purchaser shall fail to select an arbitrator in a writing delivered to Seller within ten (10) Business Days after the expiration of the aforesaid thirty (30) day period, then the arbitrator shall be Moore Stephens Lovelace, PA. In the event the Arbitrator shall determine that the Purchase Price shall be reduced as a result of Material Variances at the Closing Date, such reduction shall not exceed the aggregate increase in the book value of the assets of the Company and the Company Subsidiaries between January 31, 2005 and the Closing Date. The fees and costs of the Arbitrator will be borne equally by Purchaser and Seller (one half each).

4. Closing Date. The consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Baker & Hostetler, 200 South Orange Avenue, Orlando, Florida, or at such other location as may be agreed upon by the Parties, at 10:00AM E.S.T. on April 20, 2005, or on such earlier or later date pursuant to Section 17(a) below, or otherwise as Seller and Purchaser may hereafter mutually agree upon (the actual date on which the Closing occurs is herein sometimes referred to as the “Closing Date”).

5. Seller’s Representations and Warranties. Seller represents and warrants to Purchaser that the statements set forth in the recitals of this Agreement and the following are true, correct and accurate in all material respects:

(i) Except as set forth on Schedule 5(i), there is no litigation, dispute or proceeding before any federal, state or municipal department, board, bureau, agency or instrumentality pending, or to Seller’s Knowledge, threatened, against or relating to (X) Seller, the Company, the Company Subsidiaries or the Property; or (Y) the Seller Parents, if in the case of this clause (Y), it is likely to have a material adverse effect on Seller’s ability to perform its obligations hereunder or upon the Company after the Closing.

(ii) Except as is set forth on Schedule 5(ii) or as is reflected in any report identified on Schedule 5(ii) Seller has no Knowledge that there are Hazardous Materials at the Property, or that Hazardous Materials from the Property have been placed on, or have migrated to adjoining property or, that except as set forth on Schedule 5(ii), Seller has received any citations, summonses, directives or orders relating to Hazardous Materials in or about the Property which are pending or unresolved at the date hereof or which were resolved within the past three years.

(iii) The execution, delivery and performance of this Agreement by Three E (as to itself) and AJG (as to itself) has been duly authorized by all requisite action of such party and this Agreement is the valid and binding obligation of Three E (as to itself) and AJG (as to itself) enforceable against such party in accordance with its terms except to the extent that enforcement may be affected by laws relating to bankruptcy, reorganization, insolvency and creditors rights and by the availability of injunctive relief, specific performance and other equitable remedies.

(iv) Each of the Company and Three E (as to itself) and AJG (as to itself) is a valid and existing entity of the type specified elsewhere herein, organized under the laws of the jurisdiction specified elsewhere herein and has the requisite power and authority to enter into and to perform the terms of this Agreement; Three E (as to itself) and AJG (as to itself) is the lawful owner, both beneficially and of record, of all of the partnership interests in the Company reflected on the books and records of the Company as owned by such party (each of Three E and AJG represents that such partnership interests together constitute all of the partnership interests in the Company, the “Partnership Interests”) free and clear of liens and encumbrances, the delivery to Purchaser of the Assignment of Partnership Interests by Three E (as to itself) and AJG (as to itself) pursuant to this Agreement will transfer to Purchaser good, valid and marketable title to the portion of the Partnership Interests owned by Three E and AJG respectively, free and clear of all liens, encumbrances and claims of others. The Company owns no equity interest or other ownership interest in any entity other than the Company Subsidiaries.

(v) No consents, approvals, orders or authorizations of any federal, state or local governmental commission, board, agency, authority or other regulatory body are required for Three E’s (as to itself) or AJG’s (as to itself) execution, delivery and performance of this Agreement except as set forth on Schedule 5(v).

(vi) Except as set forth on Schedule 5(vi), no consent of any mortgagee, Underlying Obligee or any other third party is required for or in connection with the execution, delivery or performance by the Seller and the Company of this Agreement or for or in connection with its consummation of the transactions contemplated hereby.

(vii) There are no employees (including without limitation, employees of Seller, the Company or the Company Subsidiaries) except for those set forth on Schedule 5(vii) who have written employment agreements with the Company or any Company Subsidiary providing for employment beyond the Closing Date.

(viii) Schedule 5(viii) (referred to in this Section 5(viii) as the “Schedule”) lists all existing material (A) leases and amendments, renewals and guaranties thereof which are in effect for the lease of space in or at the Buildings and Improvements or otherwise at the Property (whether or not the terms thereof have commenced) under which the Company is the landlord (collectively, together with any “New Leases”, hereinafter defined, the “Leases”); tenants under Leases are herein referred to as “Tenants” and (B) contracts (and all deposits thereunder and guarantees thereof) (“Pending Unit/Site Contracts”) under which title closing has not as of the date hereof, occurred, for the sale of homes and/or home sites by Seller to purchasers (the “Pending Unit/Site Purchasers). The Pending Unit/Site Contracts are together with any “New Contracts”, hereinafter defined, referred to as the “Sale Contracts”. Except as set forth on the Schedule, there are no Sale Contracts (or other contracts for sale of lots at or about the Property) at or for the Property to which Company Affiliates or Seller Affiliates (as distinct from the Company itself are a party). No person or entity has or to Seller’s Knowledge claims any right pursuant to any written agreement with the Company (or to which the Company is bound) to purchase, occupy or otherwise utilize the Property or any part thereof (other than access rights for ingress, egress and utilities which are set forth of record in plats filed in the appropriate land records office or in recorded deeds except as shown on the Schedule, and the Company has made available to Purchaser true and complete copies of all of the existing Leases and Sale Contracts. Seller has also set forth on the Schedule all of the subleases under any of the Leases and all assignments of the Sale Contracts by contract vendees, to which the Company has consented or of which Seller has Knowledge. Other than the Leases and Sale Contracts listed on the Schedule (and the rights referred to in the parenthetical clause in the preceding sentence), there are no agreements in force or effect for the use, lease or occupancy of space at the Property or the purchase of homes, home sites or other property to which the Company is a party or by which the Company is bound as landlord or of which Seller or the Company has Knowledge.

(ix) Except to the extent set forth in Schedule 5(ix) (or in other schedules referred to in particular sub-subsections below in this Section 5(ix)):

(1) each of the Leases and Pending Unit/Site Contracts is in full force and effect; the Company is not in material default of any of its obligations under any Lease or any Sale Contract; no Tenant or Pending Unit/Site Purchaser is in arrears or in default (after any applicable notice and/or grace period) in the payment of fixed rent or “Additional Rents” (defined below) or the contract deposit or purchase price, as applicable or to the Knowledge of Seller is in material default of its non-monetary obligations after any applicable notice or grace period under its Lease or Sale Contract.

(2) except as may be set forth in the Leases or Pending Unit/Site Contracts, in this Agreement or in any exhibit or schedule hereto or as is otherwise granted by the Company in the ordinary course of business, no Tenant or Pending Unit/Site Purchaser is entitled to and to the Knowledge of Seller none has asserted any right to any rent concession or purchase price concession, rebate, abatement, improvement allowance, work or other benefits;

(3) except as set forth on Schedule 5(ix)(3), neither Seller nor the Company has received written notice from a Tenant or a Pending Unit/Site Purchaser claiming or asserting any defenses, counterclaims, set-offs or offsets against the rents specified in its Lease or against its obligations under its Sale Contract;

(4) except as provided in the Leases or Pending Unit/Site Contracts, no renewal, extension, expansion or purchase rights or options have been granted and remain outstanding in favor of any Tenant or any Pending Unit/Site Purchaser;

(5) except as set forth in Schedule 5(ix)(5), no action or proceeding is pending, or to Seller’s or the Company’s knowledge, threatened, against Seller or the Company by any Tenant or any Pending Unit/Site Purchaser;

(6) except as set forth in Schedule 5(ix)(6), there are no security deposits under the Leases or Sale Contracts; and

(7) no Tenant has prepaid any fixed rent or Additional Rents for more than one month in advance.

(x) Except as set forth on Schedule 5(x), neither the Company nor Seller has received written notice of any pending real property tax reduction proceedings with respect to the Property.

(xi) Schedule 5(xi) (which shall be prepared by Seller and delivered to Purchaser within five (5) Business Days after the date hereof and shall then be attached hereto) is a true and complete list of all material (other than brokerage agreements, which are addressed in Section 5(xiv) below) service, maintenance, utilities, supply and other contracts relating to the Property, or by which the Company is bound, or affecting the Property or the use thereof, together, in each case, with all amendments and modifications thereof to which the Company is a party (collectively, the “Service Contracts”); a true and complete copy of each Service Contract has been made available to Purchaser.

(xii) Neither the Company nor Seller is a “foreign person” within the meaning of Section 1445 of the Internal Revenue Code 1986, as amended, or any regulations promulgated thereunder (collectively, the “Code”).

(xiii) Except for Permitted Exceptions, there are no court (or other governmental entity) judgments, orders, or decrees of any kind against the Company or Seller which are unpaid or unsatisfied of record, nor any actions, suits or other legal or governmental administrative proceedings pending or, to the best of the Company’s or Seller’s knowledge, threatened against the Company or Seller, which is likely to have any material adverse effect on the Company or the ability of the Company or Seller to consummate the transactions contemplated by this Agreement.

(xiv) Except as set forth on Schedule 5(xiv) (brokerage commissions set forth thereon, if any, are referred to herein as the “Payable Commissions”) there are no brokerage commissions (or unpaid installments thereof) with respect to any Leases or Sale Contracts which are now due and payable or which will become due and payable hereafter (including after the Closing), other than with respect to transactions consummated on or subsequent to December 31, 2004 for which proceeds have either remained with the Company, reduced indebtedness of the Company or otherwise have been utilized in connection with the conduct of the Company’s business in the ordinary course of business. Schedule 5(xiv) lists all of the leasing and/or sales brokerage agreements (the “Leasing/Sales Brokerage Agreements”) which are presently in effect relating to the Property and binding on the Company, any Company Subsidiary, Seller or any Affiliate of Seller; true and complete copies thereof have been made available to Purchaser.

(xv) Except as set forth on Schedule 5(xv) and except for any improvement work or allowance or reimbursement in respect thereof to which a Tenant or a Pending Unit/Site Purchaser may be entitled in accordance with the terms of any presently unexercised renewal, extension, expansion or other options expressly set forth in any Leases or Pending Unit/Site Contracts and except for developer liability imposed by Florida law (Seller hereby represents that it has received no written notices of any such claims) and warranty obligations incurred in the ordinary course of the Company’s business, there is no improvement work required to be performed by the Company under any Lease or Sale Contract or for which the Company is required under any Lease or Sale Contract to reimburse any Tenant or Pending Unit/Site Purchaser or grant any allowance in favor of any Tenant or Pending Unit/Site Purchaser, in excess of Two Hundred Thousand Dollars ($200,000) in the aggregate as to all such required work which has not already been completed and/or the costs of which (the “Inducement Costs”) have not already been paid or allowed as a credit to the Tenant or the Pending Unit/Site Purchaser.

(xvi) Neither Seller, the Company, any Company Subsidiary nor, to Seller’s Knowledge, any Tenant or Pending Unit/Site Purchaser is presently the subject of any of the following: a petition under any federal or state bankruptcy or insolvency laws, the appointment of a receiver to take possession of all or substantially all of its assets, the attachment or other judicial seizure of all or substantially all of its assets, an admission in writing of its inability to pay its debts as they come due, or an offer of settlement, extension or composition made to its creditors generally.

(xvii) Attached hereto as Schedule 5(xvii) is a list of all property casualty insurance coverages, including fire and extended coverage, maintained by the Company with respect to the Property (“Company’s Casualty Insurance”). The Company’s Casualty Insurance is in full force and effect.

(xviii) Seller has made available to Purchaser a true, correct and complete copy of each of the agreements and documents which constitute the Underlying Obligations, all of which Underlying Obligations are generally described on Schedule 5(xviii). The Underlying Obligations have not been amended. All payments due and payable by the

Company under the Underlying Obligations to and including the date of this Agreement have been made. The Company has not given or received written notice of any default under any of the Underlying Obligations which is outstanding and not remedied.

(xix) Schedule 5(xix) contains a complete list of each Benefit Plan. The Company has made available to Purchaser true and complete copies of each Benefit Plan and with respect to any Benefit Plan that is sponsored or maintained by the Company or any Company Subsidiary (a “Company Sponsored Benefit Plan”) all contracts relating thereto, or to the funding thereof, including, without limitation, all trust agreements, insurance contracts, administration contracts, investment management agreements, subscription and participation agreements and recordkeeping agreements. In the case of any Company Sponsored Benefit Plan that is not in written form, the Purchaser has been supplied with an accurate written description of such Company Sponsored Benefit plan. A true and correct copy of the most recent annual report, actuarial report, accountant’s opinion of the plan’s financial statements, summary plan description and Internal Revenue Service determination letter with respect to each Company Sponsored Benefit Plan, to the extent applicable, has been made available to the Purchaser, and there have been no materially adverse changes in the financial condition in the respective plans from that stated in the annual reports and actuarial reports supplied.

Except as disclosed on Schedule 5(xix)(1):

(a) All Benefit Plans have been maintained and administered in form and in operation in all material respects in accordance with their terms and with all applicable requirements of law (including, in the case of any Benefit Plan which is an employee pension benefit plan, the requirements of sections 401(a) and 501(a) of the Code), except for any instances of failure to so maintain or administer that would not, individually or in the aggregate, result in a material liability of the Company or any Company Subsidiary and no notice issued by any governmental authority questioning or challenging such compliance has been received by the Company or any Company Subsidiary.

(b) None of the assets of any Benefit Plan are invested in employer securities or employer real property.

(c) There have been no “prohibited transactions” (as described in section 406 of ERISA or section 4975 of the Code) with respect to any Benefit Plan and neither the Company nor any Company Subsidiary has engaged in any prohibited transaction.

(d) There are no audits, examinations, investigations, actions, suits or claims (other than routine claims for benefits) pending with respect to which Seller or the Company has been served with process or received written notice of the pendency thereof or, to Sellers’ Knowledge, threatened involving any Benefit Plan or the assets thereof.

(e) Neither the Company nor any Company Subsidiary has any liability or contingent liability for providing, under any Benefit Plan or otherwise, any post-retirement medical or life insurance benefits, other than statutory liability for providing group health plan continuation coverage under Part 6 of Title I of ERISA and section 4980B of the Code or applicable state law.

(f) There has been no act or omission that would impair the ability of the Company (or any successor thereto) or any Company Subsidiary (or any successor thereto) to unilaterally amend or terminate any Benefit Plan.

(g) Neither the Company nor any Company Subsidiary, nor any employer (whether or not incorporated) that would be treated together with the Company, any Company Subsidiary and/or the Seller, as a single employer within the meaning of Section 414 of the Code, sponsors, maintains or contributes to, has sponsored, maintained or contributed to, or has any liability, contingent or otherwise, with respect to a plan covered by Title IV or Section 302 of ERISA or Section 412 of the Code or a “multiemployer plan”, as such term is defined in Section 3(37) of ERISA.

(h) The execution of this Agreement and the consummation of the transactions contemplated hereby do not constitute a triggering event under any Benefit Plan, policy, arrangement, statement, commitment or agreement, which (either alone or upon the occurrence of any additional or subsequent event) will or may result in any payment, “parachute payment” (as such term is defined in Section 280G of the Code), severance, bonus, retirement or job security or similar-type benefit, or increase any benefits or accelerate the payment or vesting of any benefits to any employee or former employee or director of the Company or any Company Subsidiary.

(xx) neither Three E (as to itself and its Affiliates), AJG (as to itself and its Affiliates), the Company, any Company Subsidiary nor any of their respective Affiliates, nor any of their respective members, and none of their respective officers or directors is, nor prior to Closing or the earlier termination of this Agreement, will they become, a person or entity with whom U.S. persons or entities are restricted from doing business under regulations of the Office of Foreign Asset Control (“OFAC”) of the Department of the Treasury (including those named on OFAC’s Specially Designated Blocked Persons List) or under any U.S. statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit or Support Terrorism) or other governmental action and, with respect to the Company, any Company Subsidiary or any of their Affiliates, is not and prior to Closing for the earlier termination of this Agreement will not engage in any dealings or transactions with or be otherwise associated with such persons or entities.

(xxi) for purposes of this Agreement, “Environmental Law” shall mean any law, order or other requirement of law, including any principle of common law, relating to the protection of human health or the environment, or to the manufacture, use, transport, treatment, storage, disposal, release or threatened release of Hazardous Materials. Except as set forth on Schedule 5(xxi) or in any of the reports identified on Schedule 5(xxi) Seller has no Knowledge that (i) the Company or any of the Company Subsidiaries (x) is not in material compliance with all applicable Environmental Laws, or (y) has failed to obtain, or is not in material compliance with, any Permits required of them under applicable Environmental Laws; (ii) there are any claims, proceedings, investigations or actions by any Governmental or Regulatory Authority or other Person or entity pending or threatened against the Company or any of the Company Subsidiaries under any Environmental Law; (iii) Hazardous Materials are, or have been, located on (except in small amounts used in the ordinary course for the operation or maintenance of the Property by the Company or its predecessor in accordance with all applicable Environmental Laws), in or under the Property or have been released into the environment, or discharged, placed or disposed of at, on or under the Property; (iv) underground storage tanks are, or have been, located at the Property; or (v) the Property has been used to store, treat or dispose of Hazardous Materials.

(xxii) Each of the Company and the Company Subsidiaries (each is referred to as a “Tax Entity” in Sections 5(xxii), (xxiii) and (xxiv)) has timely filed or caused to be timely filed with the appropriate taxing authorities all material tax returns, statements, forms and reports (including, elections, declarations, disclosures, schedules, estimates and informational tax returns) for Taxes (“Returns”) that are required to be filed by, or with respect to, such Tax Entity on or prior to the Closing Date. The Returns have accurately reflected and will accurately reflect all material liability for Taxes of, or with respect to, such Tax Entity for the periods covered thereby.

All material Taxes and Tax liabilities of each Tax Entity for all taxable years or period that end on or before the Closing Date (“Pre-Closing Periods”) have been or will be timely paid in full within the period (or any extension thereof) prescribed under applicable laws and regulations other than Taxes and Tax liabilities that are being contested in good faith.

(xxiii)

A. Except as set forth on Schedule 5(xxiii)A, no Tax Entity has been the subject of an audit or other examination of Taxes by the tax authorities of any nation, state or locality (and no such audit is pending or, to the Knowledge of Seller, contemplated) nor has any Tax Entity received any notices from any taxing authority relating to any issue which could reasonably be expected to materially and adversely affect the Tax liability of the Company or any of its Subsidiaries.

B. Except as set forth on Schedule 5(xxiii)B, neither the Company nor any of the Company Subsidiaries has, as of the Closing Date, (A) entered into an agreement or waiver or requested to enter into an agreement or waiver extending any statute of limitations relating to the payment or collection of Taxes of such Tax Entity or (B) is presently contesting the Tax liability of such Tax Entity before any court, tribunal or agency.

C. Except as set forth on Schedule 5(xxiii)C, no Tax Entity has been included in any “consolidated,” “unitary” or “combined” Return provided for under the law of the United States, any non-U.S. jurisdiction or any state, province, prefect or locality with respect to Taxes for any taxable period for which the statute of limitations has not expired.

D. All Taxes which the Company or any of the Subsidiaries is (or was) required by law to withhold or collect in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party have been duly withheld or collected, and have been timely paid over to the proper authorities to the extent due and payable.

E. Except as set forth on Schedule 5(xiii)E, no written claim has ever been received by a Tax Entity from any taxing authority in a jurisdiction where the Company or any of the Company Subsidiaries does not file Returns that the Company or any of its Company Subsidiaries is or may by subject to taxation by that jurisdiction.

F. There are no tax sharing, allocation, indemnification or similar agreements in effect as between the Company or any predecessor or Affiliate thereof and any other party (including Seller and any predecessors or Affiliates thereof) under which Purchaser or the Company could be liable for any Taxes or other claims of any party.

G. Neither the Company nor any of the Company Subsidiaries has applied for, been granted, or agreed to any accounting method change for which it will be required to take into account any adjustment under Section 481 of the Code or any similar provision of the Code or the corresponding tax laws of any nation, state, province, prefect or locality.

H. Neither the Company nor any of the Subsidiaries is a party to any agreement that would require it to make any payment that would constitute an “excess parachute payment” for purposes of Sections 280G and 4999 of the Code.

For purposes of this Agreement, “Taxes” shall mean all taxes, assessments, charges, duties, fees, levies or other governmental charges, including all U.S. and non-U.S. federal, state, local and other income, franchise, profits, capital gains, capital stock, transfer, sales, use, occupation, property, excise, severance, windfall profits, stamp, license, payroll, withholding and other taxes, assessments, charges, duties, fees, levies or other governmental charges of any kind whatsoever (whether payable directly or by withholding and whether or not requiring the filing of a Return (as defined below)), all estimated taxes, deficiency assessments, additions to tax, penalties and interest and shall include any liability for such amounts as a result either of being a member of a combined, consolidated, unitary or affiliated group or of a contractual obligation to indemnify any Person or other entity.

(xxiv) The Company has no liabilities of any nature, matured or unmatured, fixed or contingent, known or unknown, (x) which are required to be disclosed on the 2004 Balance Sheet, in accordance with GAAP, which have not been so disclosed, and (y) other than liabilities incurred or arising in the normal course of business, consistent with past practices, since December 31, 2004.

(xxv) Except for personal property listed in Schedule 5(xxv) (which shall be prepared by Seller and delivered to Purchaser within five (5) Business Days after the date hereof and shall be attached hereto) leased by the Company or any of the Company Subsidiaries the Company and the Company Subsidiaries own all rights and personal property which are necessary for the continued use of the Property after the Closing Date in a manner which is consistent with the use of the Property immediately prior to the date hereof.

6. Representations and Warranties of Purchaser and Guarantor. Each of Purchaser and Guarantor, as to itself, represents and warrants to Three E and AJG as follows:

(a) The execution, delivery and performance of this Agreement and all other agreements, instruments, certificates and documents, if any, to be executed and delivered to Three E, James Lentz or AJG, as the case may be, pursuant to the terms hereof (the “Additional Documents”) by Purchaser or Guarantor, as the case may be, have been duly authorized by all requisite action of Purchaser or Guarantor, as the case may be, and this Agreement and the Additional Documents are valid and binding obligations of Purchaser or Guarantor, as the case may be, enforceable against Purchaser or Guarantor, as the case may be, in accordance with their respective terms except to the extent that enforcement may be affected by laws relating to bankruptcy, reorganization, insolvency and creditors rights and by the availability of injunctive relief, specific performance and other equitable remedies.

(b) There is no litigation, dispute or proceeding pending, or to Purchaser’s or Guarantor’s knowledge, threatened, against or relating to Purchaser or Guarantor and which would have a material adverse effect on Purchaser’s or Guarantor’s ability to perform its obligations hereunder (including without limitation in each such case, any proceeding before any federal, state or municipal department, board, bureau, agency or instrumentality).

(c) Each of Purchaser and Guarantor is a valid and existing entity of the type specified elsewhere herein, organized under the laws of the jurisdiction specified elsewhere herein and has the requisite power and authority to enter into and to perform the terms of this Agreement and each of the Additional Documents.

(d) Except for any consent or waiver listed in Schedule 6(d), no consents, approvals, orders or authorizations of any federal, state or local governmental commission, board, agency, authority or other regulatory body, or any nongovernmental third party, are required for Purchaser’s or Guarantor’s execution, delivery and performance of this Agreement or any of the Additional Documents.

(e) There are no court (or other governmental entity) judgments, orders, or decrees of any kind against Purchaser or Guarantor which are unpaid or unsatisfied of record, nor any actions, suits or other legal or governmental administrative proceedings pending or, to the best of Purchaser’s or Guarantor’s knowledge, threatened against Purchaser or Guarantor, as the case may be, which is likely to have a material adverse effect on Purchaser or Guarantor or the ability of Purchaser or Guarantor to consummate the transactions contemplated by this Agreement and each of the Additional Documents.

(f) The Partnership Interests to be acquired by Purchaser pursuant to this Agreement are and shall be acquired for Purchaser’s own account, for investment purposes only and not with a present view to or intention of, distribution or resale thereof in violation of any federal or state securities laws and that, irrespective of any other provisions of this Agreement, the Partnership Interests shall be transferred only in compliance with all applicable federal and state securities laws.

(g) If the Due Diligence Period expires without a termination of this Agreement by Purchaser pursuant to Section 20(c) below, then each of Purchaser and Guarantor represents and warrants that it (i) has had the opportunity to ask questions and receive answers concerning the terms and conditions of the sale of the Partnership Interests hereunder; and (ii) has had full access to such information and materials concerning the Company, the Company Subsidiaries and the Property as Purchaser or Guarantor, as the case may be, has requested. Each of the Company, Three E, Lentz and AJG, respectively, has answered all inquiries that Purchaser or Guarantor, as the case may be, has made to the Company, Three E, Lentz and AJG, respectively relating to the Company, the Company Subsidiaries, the Property and the sale of the Partnership Interests hereunder.

(h) The execution, delivery and performance of this Agreement or any of the Additional Documents by Purchaser or Guarantor, as the case may be, does not and shall not conflict with, violate or cause a breach of its organizational documents or bylaws or any agreement, contract or instrument to which Purchaser or Guarantor, as the case may be, is a party or by which it is bound, or any judgment, order of decree to which Purchaser or Guarantor, as the case may be, is subject.

Filings Under the Hart Scott Rodino Act. Within ten (10) Business Days after the execution of this Agreement, Purchaser shall file with the Federal Trade Commission (“FTC”) and the United States Department of Justice, Antitrust Division (“Justice”), all required filings by Purchaser under the Hart Scott Rodino Antitrust Improvement Act of 1976, as amended, with respect to the transactions contemplated by this Agreement and shall pay the applicable filing fee for such filing. The Company and Seller shall take whatever steps shall be reasonably required to make any filing required of the Company or Seller under the HSR Act within the aforesaid ten (10) Business Day period. Each of the Company, Seller and Purchaser, each at its respective expense, shall diligently take and pursue such steps and provide such additional information or responses as shall be required to satisfy any request for additional information received from the FTC or Justice.

Indemnification, Limitations and Survival.

(a) (i) Subject to the limitations set forth in this Agreement, Three E, AJG and Lentz shall jointly and severally indemnify, defend and hold harmless Purchaser, its Affiliates, and each of their respective partners, officers, directors, shareholders, members, employees and agents, and each of their successors, heirs, and assigns, jointly and severally, from and against any and all loss, cost, liability and claims whatsoever, including reasonable attorneys’ fees actually incurred by Purchaser herein with respect to “Claims” resulting from any misrepresentation or breach of any warranty or non-fulfillment of any covenant or agreement made by Seller in this Agreement, (including without limitation a representation or warranty becoming inaccurate, untrue or incorrect as a result of Seller’s breach of any of its obligations under this Agreement) and which is not waived or otherwise accepted by Purchaser. Purchaser acknowledges and agrees that (i) Three E and Lentz (and not AJG) shall be jointly and severally liable for any misrepresentation or breach of warranty which is made by Three E solely as to itself and set forth in Sections 5(i), (iii), (iv), (v) and (xx) hereof; and (ii) AJG (and not Lentz or Three E) shall be solely liable for any misrepresentation or breach of warranty which is made by AJG solely as to itself and set forth in Sections 5(i), (iii), (iv), (v) and (xx) hereof; and (iii) in the event of any claim for indemnification relating to, arising from or in connection with title to the Property, Purchaser shall first seek recovery from the title insurance company or companies which has or have issued a title insurance policy to the Company with respect to the Property and shall not make a claim against Three E, Lentz or AJG with respect thereto to the extent same is a matter which is insurable against by a title insurance company

(ii) The aggregate liability of each of Three E and Lentz under all indemnification provisions of this Agreement shall, if Closing occurs hereunder, be limited to the sum of (i) One Million Dollars ($1,000,000) under the second sentence following this sentence, or Two Million Dollars ($2,000,000) in the aggregate under the second and third sentences following this sentence, or such lesser sum as shall be payable pursuant to the Deferred Payment Agreement (subject to the provisions of Section 8(g) below, Purchaser and the Company shall only be entitled to offset against sums payable to Three E by the Company or the Purchaser, pursuant to the Deferred Payment Agreement, the amounts of all obligations and liabilities of Three E and Lentz hereunder) and (ii) Claims resulting from Exclusion Items (as that term is defined below). Neither Three E, Lentz nor AJG shall have any liability for breach of representation or warranty under this Agreement unless the aggregate Damages for all such breaches shall exceed Five Hundred Thousand Dollars ($500,000) (the “Threshold”) in which event they each, subject to the liability limitations and other provisions set forth below, shall be liable for Damages from the first dollar of Damages; provided, however, that any representation or warranty of Seller which, to the Knowledge of Lentz or the Knowledge of Three E or AJG, was untrue when made, and claims resulting from Exclusion Items (as that term is defined below) shall not be subject to the Threshold. Purchaser agrees that the first One Million Dollars ($1,000,000) of indemnification liability of Seller hereunder shall be payable solely by Three E and Lentz (solely from any sums otherwise payable to Three E pursuant to the Deferred Payment Agreement) and, anything in this Agreement to the contrary notwithstanding, AJG shall have no responsibility therefor. Thereafter any indemnification liability of Seller hereunder shall, to the extent not exceeding an additional Five Million dollars ($5,000,000), be payable pro rata 80% by AJG currently and 20% by Three E and Lentz from any sums otherwise payable to Three E pursuant to the Deferred Payment Agreement and AJG shall bear 100% of aggregate indemnification obligations of Seller in excess of Six Million Dollars ($6,000,000), subject to the provisions for maximum indemnification liability set forth in this Agreement. “Exclusion Items,” as such term is used herein, shall mean any and all of the following: (i) claims of and liabilities to taxing authorities for taxes, interest and penalties; (ii) gross negligence; (iii) willful or wanton misconduct; (iv) knowing and material misrepresentations or breach of warranties or covenants; (v) violations of law; (vi) actions which subject the Company to liability to a third party under any “bad boy” covenants from nonrecourse provisions of loan documents or other agreements; (vii) liability relating to employee matters; and (viii) liability relating to environmental matters with respect to which the representations and warranties of Sections 5(ii) or (xxi) have been breached. Anything to the contrary herein notwithstanding, but subject to the provisions of Section 8(b) below, Claims resulting from Exclusion Items shall not be subject to any limitation on the extent of liability for indemnification under this Agreement.

(b) Anything in this Agreement to the contrary notwithstanding, the aggregate liability of AJG under all indemnification provisions of this Agreement shall, if Closing occurs hereunder, be limited to the sum of Eight Million Dollars ($8,000,000) plus Damages relating to the Exclusion Items described in (i), (ii), (iii) and (iv) of the definition of Exclusion Items above, but solely as it relates to the conduct of AJG and no other person.

(c) The representations, warranties, covenants and indemnities of Three E, Lentz and AJG, respectively, herein shall survive the Closing for a period of eighteen (18) months except that the survival period for subparagraph (i) of the Exclusion Items shall be the expiration of the statute of limitations respecting the particular tax liability at issue, and the survival period for the remaining Exclusion Items shall be three (3) years from the Closing Date (as applicable, the “Survival Period”). Any claim thereunder must be made by notice to Seller given prior to the expiration of the Survival Period. Except with respect to breaches that are known to Purchaser at the time of Closing (which breaches shall be deemed waived for all purposes upon consummation of the Closing if Purchaser fails to notify Seller in writing prior to the Closing that Purchaser intends to assert a claim therefor), Purchaser shall not be deemed to have waived any claim based upon Seller’s breach of any of the representations, warranties, covenants or indemnities herein.

(d) The provisions set forth in this Agreement respecting the obligations and liabilities of Three E, Lentz and AJG, respectively, including, without limitation, the provisions of this Section 8, shall be the exclusive remedy Purchaser shall have with respect to any claim arising from, in connection with or related to this Agreement or any transaction contemplated hereby.

(e) Any indemnity obligations of Three E, Lentz and AJG, respectively, shall be reduced by (i) the amount of any insurance proceeds paid to Purchaser, or any Affiliate of Purchaser, the Company or any Company Subsidiary with respect to the matter which is the subject of the indemnification claim; and (ii) the amount of any net savings received from any tax benefits to Purchaser, the Company or any Company Subsidiary resulting from any such matter; and (iii) any amount paid to Purchaser, any Affiliate of Purchaser, the Company or any Company Subsidiary with respect to such matter pursuant to any surety, guarantee, contribution agreement, indemnification agreement or other agreement or arrangement with a third party (other than Three E, Lentz or AJG). In the event Purchaser shall be indemnified hereunder prior to the receipt by Purchaser or any Affiliate of Purchaser or the Company or any Company Subsidiary of any payment or benefit to which it is entitled and which would reduce the indemnification obligation of Three E, Lentz or AJG, respectively pursuant to this Section 8(e) then, contemporaneously with any indemnification payment and as a condition precedent thereto, Purchaser shall execute and deliver to the indemnifying party or parties, an assignment of all rights of recovery of any such insurance claim or otherwise pursue payment and the right to retain the proceeds thereof (to the extent of the indemnification payment made to Purchaser, any excess thereof to be promptly remitted to Purchaser), provided however that Purchaser shall retain the right to adjust same with the insurance company or otherwise pursue such claim and hereby agrees to act reasonably and diligently in doing so and to keep Seller reasonably informed as to the status and progress thereof..

(f) Any indemnity obligation of Three E, Lentz and AJG, respectively, shall only be to the extent of actual direct damages, and any claim for special, punitive, exemplary or any other type of damages shall be deemed waived by Purchaser and shall not be recoverable in connection with any asserted claim for indemnity by Purchaser or any Affiliate of Purchaser; provided, however, if any claim for indemnification results from any suit, action or proceeding against the Company or any Company Subsidiary by an independent third party for which Lentz, Three E or AJG has liability hereunder, then the indemnification obligation shall be based upon the damages, if any and of whatever type, that are awarded to such third party by a court of competent jurisdiction.

(g) Any indemnification obligation of Three E, Lentz or AJG, as the case may be, shall solely be based upon a final adjudication by a court of competent jurisdiction from which all rights of appeal have expired or as a result of a duly executed settlement agreement entered into between Purchaser and the party against which indemnification is sought. Purchaser shall have no direct right of setoff against any amounts owing to Lentz, Three E or AJG unless and until such final adjudication has been made. To the extent a claim is asserted by Purchaser against Lentz or Three E, Purchaser shall make payment of so much of the sums to which they are otherwise entitled pursuant to the Deferred Payment Agreement up to the amount of alleged Damages into escrow with the

Escrow Agent in an interest bearing account pending final resolution of any claim. Interest or earnings will be prorated based upon the amount distributed to each party from the escrow.

(h) In furtherance of the provisions of Section 28(l) hereof, in the event Purchaser or Seller shall assert a claim under this Agreement against another Party, and shall not be the prevailing party as determined by order of a court of competent jurisdiction from which all rights to appeal have expired, then upon demand such claimant shall reimburse such other Party(ies), for all fees, costs and expenses, including reasonable attorneys fees, suffered, sustained or incurred by such other Party in defending against such claim.

(i) Purchaser shall, and shall cause each of the Company and each Company Subsidiary to, provide to Three E, AJG and their respective representatives, full and complete unrestricted access to the Books and Records of Purchaser, the Company or any such Company Subsidiary during normal business hours, with the full right to make copies, extracts, compilations or other paper or electronic evidence thereof, in connection with the defense of any claim asserted against Three E, Lentz or AJG hereunder, or in connection with any federal or state tax matters regarding or affecting Three E, Lentz or AJG, as the case may be.

9. Violations. At Closing the Property (other than with respect to environmental matters which are separately provided for elsewhere herein and subject to the other provisions herein including, without limitation, Section 8(c)), shall be free from any and all violations of law or governmental ordinances, orders or requirements which are now or hereafter existing and/or noted, filed or recorded in or issued by any federal, state, county or municipal department, agency, authority or bureau as to conditions affecting the Property which materially and adversely affect the value or intended use of the Property (the “Violations”), and with respect to which the Company or Seller has received written notice, it being understood and agreed that none of Three E, Lentz, AJG, the Company or any of the Company Subsidiaries shall have any duty whatsoever to make any independent investigation or inquiry as to conditions affecting the Property. It is further understood and agreed that Seller and the Company shall have the right to contest any alleged violation in good faith, and to terminate this Agreement and the purchase rights of Purchaser hereunder, by giving written notice of termination to Purchaser, if the reasonably anticipated aggregate cost to cure all such violations exceeds One Million Dollars ($1,000,000). Seller, in its discretion, may adjourn the Closing for up to thirty (30) days in order to resolve any claimed Violations. If Seller is unable to eliminate all Violations in accordance with the terms of this Agreement on or before such adjourned date for the Closing, Purchaser may, in addition to any additional rights and remedies which it may have hereunder, or at law or in equity, elect by written notice given to Seller within five (5) days after such adjourned date for the Closing, either to (1) terminate this Agreement and receive the return of the Downpayment as Purchaser’s sole and exclusive remedy, or (2) close hereunder subject to such Violations and proceed to make a claim against Seller (subject to any limitations provided herein). In the event Purchaser shall fail to timely give the aforesaid written notice to Seller, then Purchaser shall be deemed, without further notice or action of any kind by Seller, to have elected to close hereunder pursuant to clause (2) of the immediately preceding sentence.

10. Certain Books and Records. In augmentation of and without limitation upon Seller’s obligation herein to provide or cause the Company to provide access to all Books and Records to Purchaser, Seller shall make available and shall cause the Company to make available for Purchaser’s examination until the earlier to occur of the Closing or the termination of this Agreement, at Seller’s office or such other location reasonably convenient to Purchaser as Seller may designate, all documents, records, statements and accounts in the possession or control of Seller, the Company or the Company’s property manager relating to (i) Sale Contracts and the deposits and payments thereunder and conveyances thereunder; (ii) rents under the Leases and the collection or payment thereof; and (iii) the Underlying Obligations and expenditures thereunder; and (iv) the operation of the Property and expenditures made in connection therewith. On the Closing Date, Seller shall furnish or cause to be furnished to Purchaser a statement which shall be accurate as of the Closing Date, of all purchase prices and deposits under the Sale Contracts and all then prepaid and all then uncollected and delinquent rents and under the Leases.

11. Intentionally omitted.

12. Operation of the Business of the Company and the Company Subsidiaries. The Company and each of the Company Subsidiaries shall have the unrestricted right to operate and conduct its respective business between the date hereof and the Closing Date in the ordinary course and consistent with past practices.

13. Deliveries by Seller at Closing. At the Closing, Seller shall deliver the following to Purchaser:

(i) (i) Assignments of Partnership Interests in a commercially reasonable form agreed to by Purchaser and Seller prior to the Closing Date, executed by each of the Sellers (as to the portion of the Partnership Interests owned by such Seller), assigning and transferring to Purchaser, good and marketable title to that portion of the Partnership Interests owned by such Seller, free of all liens, encumbrances and claims of others, such that, through the Company, Purchaser shall have good, marketable and insurable title in and to the feehold of the Land, Buildings and Improvement, together with all appurtenances and rights running with the Land, subject only to the “Permitted Exceptions” (defined below), and (ii) its certified check(s), to the order of the appropriate tax collecting agency or official, in the amount of any and all transfer taxes, documentary transfer stamps, and any local “recording” tax and other taxes, fees and charges, which shall be payable by reason of the transfer and assignment of the Partnership Interests from Seller to Purchaser. In lieu of delivering such certified checks, Seller may, by notice given to Purchaser not later than fifteen days prior to the Closing Date, elect to have Purchaser pay any of such taxes and charges and give Purchaser a credit on the Closing Date against the Purchase Price in the amount thereof.

(j) A schedule of all cash security deposits paid by the tenants under the Leases and the accrued interest on each of such cash security deposits. With respect to any lease securities which are in a form other than cash, Seller shall deliver to the Company at the Closing any documents or instruments constituting or evidencing such lease securities together with any appropriate instruments of assignment or transfer executed by the named beneficiary thereunder, if it is not the Company.

(k) Notices to the tenants under the Leases in a commercially reasonable form agreed to by Purchaser and Seller prior to Closing, executed by Seller, directing that rents and other payments thereafter be sent to the Company at such address as Purchaser may direct, and including such other matters as may be reasonably required by Purchaser.

(l) All keys to all entrance doors to, and equipment and utility rooms located in, the Property, which keys shall be properly tagged for identification, and all of the following: computer passwords, access cards and security codes to all portions of the Property.

(m) All (A) original permits and licenses issued for or with respect to the Property by governmental and quasi governmental authorities having jurisdiction that are in Seller’s possession and (B) warranties and guarantees (collectively, the “Warranties”), in Seller’s possession, which Seller has received in connection with any work or services performed or equipment installed at the Property.

(n) A current Rent Roll listing each tenant of the Property in the form annexed hereto as Exhibit G and a current list of all Underlying Obligations.

(o) An assignment to the Company, in a commercially reasonable form agreed to by Purchaser and Seller prior to Closing, of all right, title and interest of the nominal holder thereof, in and to those Service Contracts if any, which are held in a name other than that of the Company or any Company Subsidiary.

(p) Resolutions and consents evidencing Seller’s (such term includes all Seller Affiliates) authority to execute and deliver the documents and instruments described herein.

(q) A “FIRPTA” certificate duly executed and acknowledge by Seller and any other directed transferee of any portion of the Purchase Price, in accordance with Section 1445 of the Code.

(r) A certificate of Seller, dated as of the Closing, certifying the fulfillment of the conditions set forth in Section 16 hereof.

(s) From each holder of Assumed Indebtedness and each other Underlying Obligee, to the extent required by the express terms of the Assumed Indebtedness or Underlying Obligation (i) an original Underlying Obligee’s consent to the transaction contemplated hereby (provided, however that Seller’s failure to obtain any of such consents, if and to the extent that the lack of such consents not so obtained would not, in the aggregate result in a material adverse effect upon the Company or Purchaser, shall not be deemed a default by Seller under this subsection (k)) and (ii) estoppel certificates to the extent received by the Company, acknowledging that the Company is not in breach under the Underlying Obligations (it being understood that if a particular Underlying Obligee is not under any obligation to deliver such estoppel certificate, that Seller is only required to use commercially reasonable efforts to obtain same, which shall not be deemed to include the payment of any funds therefor other than reasonable ministerial processing fees), each such consent and estoppel certificate to be dated not more than forty-five (45) days prior to the Closing Date in form reasonably acceptable to Purchaser and Seller.

(t) The Deferred Payment Agreements, duly executed by Three E and Lentz and by AJG, respectively.

(u) The Harmony License duly executed by Three E and Harmony Institute.

(v) The Lentz Employment Agreement executed by Lentz.

(w) The Veterinary Restriction Agreement duly executed by Harmony Institute.

(x) Written resignations of all officers and other representatives of the Company and Company Subsidiaries (as such officers and representatives, having control of the Company and Company Subsidiaries, as distinct from resignation from employment, it being intended that such employment shall continue in accordance with Section 25(h)) requested in writing by Purchaser to Seller not less than three (3) Business Days before the Closing Date signed by each such officer or representative.

(y) A fully-paid (by Sellers, rather than the Company) directors and officers liability insurance policy in form and content reasonably acceptable to Three E and Lentz, pursuant to which Lentz and Three E will be provided coverage for their activities on behalf of the Partnership for the period prior to the Closing Date.

(z) Any and all other documents Seller is required to deliver pursuant to the provisions of this Agreement.

14. Intentionally Omitted.

15. Deliveries by Purchaser at Closing. At the Closing, Purchaser shall deliver the following to Seller:

(a) The Cash Portion of the Purchase Price.

(b) Documentation establishing to Seller’s reasonable satisfaction the due authorization of Purchaser’s acquisition of the Partnership Interests and the delivery of the documents required to be delivered by Purchaser pursuant to this Agreement.

(c) Documentation establishing to Seller’s reasonable satisfaction the due authorization of Guarantor’s execution and performance of all of Guarantor’s obligations under this Agreement and the Deferred Payment Agreements.

(d) The Deferred Payment Agreements, duly executed by Purchaser.

(e) The Harmony License duly executed by the Company.

(f) The Lentz Employment Agreement and other employment agreements, duly executed by the Company and Purchaser.

(g) The Veterinary Restriction Agreement, duly executed by the Company

(h) Any and all other documents Purchaser or Guarantor is required to deliver pursuant to the provisions of this Agreement.

Conditions to Closing Obligations.

(a) Notwithstanding anything to the contrary contained herein, the obligation of Seller to consummate the sale, transfer and assignment of the Partnership Interests and the other transactions contemplated by this Agreement is expressly conditioned upon the fulfillment by and as of the time of the Closing of each of the conditions listed below, provided that Seller, at its election, evidenced by written notice duly executed by each of Three E and AJG and delivered to Purchaser at or prior to the Closing, may waive any of such conditions:

(i) Each of Guarantor and Purchaser shall have executed and delivered to Three E, AJG and Lentz, respectively, all documents specified in Section 15, which are deliverable to each such respective party, Purchaser shall have paid the Purchase Price and each of Purchaser or Guarantor, as the case may be, shall have taken or caused to be taken all of the other material action required of such party in this Agreement.

(ii) All representations and warranties made by Purchaser in this Agreement shall be true and correct in all material respects as of the date of the Closing.

(iii) No suit, proceeding, investigation or other action shall be instituted and pending on the Closing Date against the Company or either Seller which seeks to enjoin or otherwise impair the consummation of the transactions contemplated by this Agreement.

(iv) The waiting period under the HSR Act shall have expired.

(v) Guarantor shall have provided to Three E, Lentz and AJG such financial information and other supporting documentation reasonably required by any of Three E, Lentz or AJG to confirm the financial ability of Guarantor to fully satisfy any obligations it has or may have pursuant to this Agreement and the Deferred Payment Agreements.

(b) Notwithstanding anything to the contrary contained herein, the obligation of AJG to consummate the sale, transfer and assignment of the Partnership Interests and the other transactions contemplated by this Agreement is expressly conditioned upon the receipt by AJG of written documentation establishing to AJG’s reasonable satisfaction that, effective with the Closing on the Closing Date, (i) AJG shall be fully and completely released from any guarantee of any indebtedness of the Company or any Company Subsidiary or indebtedness to which the Property will remain subject, following the Closing, other than with respect to the Bond Indebtedness, and (ii) AJG shall be entitled to the prompt return of all collateral or other security provided by AJG or any of its Affiliates with respect to, or in connection with any such indebtedness other than with respect to the Bond Indebtedness. The parties agree that the transactions contemplated by this Agreement shall not be consummated unless the condition precedent in this Section 16(b) shall be satisfied or waived by AJG in writing.

(c) Notwithstanding anything to the contrary contained herein and subject to the provisions set forth below, the obligation of Purchaser to consummate the sale, transfer and assignment of the Partnership Interests and the other transactions contemplated by this Agreement is expressly conditioned upon the fulfillment by and as of the time of the Closing of each of the conditions listed below, provided that Purchaser, at its election, evidenced by written notice delivered to Seller at or prior to the Closing, may waive all or any of such conditions:

(i) Seller shall have executed and delivered to Purchaser all of the documents, and shall have taken or caused to be taken all of the other material action required of Seller under this Agreement.

(ii) All representations and warranties made by Seller in this Agreement shall be true and correct in all material respects when made and, subject to the following, as of the Closing Date. Subsequent to the date hereof, to and including the Closing Date, Seller shall have the right to amend the Schedules hereto to reflect the operations of the Company and each Company Subsidiary in the normal course of business between the date hereof and the Closing Date. No such amendment shall have the effect of correcting or remedying any breach of representation or warranty made by Seller on the date of this Agreement. Purchaser shall otherwise be obligated to close. Purchaser shall be entitled to make a claim based on such failure, subject to and in accordance with the applicable indemnification provisions of this Agreement.

(iii) No suit, proceeding, investigation or other action shall be instituted and pending on the Closing Date against Purchaser which seeks to enjoin or otherwise impair the consummation of the transactions contemplated by this Agreement.

(iv) The waiting period under the HSR Act shall have expired.

(v) The Title Company shall be willing to insure title to the Property pursuant to an ALTA 1992 Owner’s policy of Title Insurance in the amount of the Purchase Price at regular rates and without additional premium, subject only to the Permitted Exceptions and other standard exceptions including survey exceptions and as otherwise provided for in this Agreement (the “Title Policy”).

Anything in this Agreement to the contrary notwithstanding, Purchaser shall be obligated to close unless on the Closing Date, the aggregate of the failures of Seller to take any required action hereunder, and the effect of all breaches of representation and warranty by Seller hereunder, and any failure to occur of any condition to Closing specified in Section 16(c) above, taken together, are material and adverse to the Property or the business of the Company and the Company Subsidiaries, taken as a whole. If Purchaser shall fail or refuse to close, as aforesaid, then Seller, subject to the following sentence, shall be entitled to the payment (as provided in Section 24 hereof) of the Downpayment by the Escrow Agent as liquidated damages and as Seller’s sole and exclusive remedy, it being understood and agreed that Seller shall not have a right of specific performance against Purchaser. If there shall be a dispute between Purchaser and Seller as to whether Purchaser is or is not obligated to close the purchase of Partnership Interests pursuant to the test set forth above in this paragraph, then such dispute shall be submitted by any Party to the Arbitrator for decision, which decision shall be final and binding upon the Parties without further recourse. If the Arbitrator shall decide in favor of Purchaser then it shall be entitled to the return of the Downpayment as liquidated damages and as its sole and exclusive remedy.

Title.

(a) Upon Closing, the Company shall hold good marketable and insurable feehold title to the Property subject only to the “Permitted Exceptions” (as defined below). Seller shall eliminate defects, objections or exceptions disclosed in any title commitment or continuation thereof obtained by Purchaser from the Title Company other than Permitted Exceptions, including without limitation: (i) mortgages or other liens other than mortgages securing Assumed Indebtedness which Purchaser shall have elected to have remain on the Property after Closing and for which Purchaser shall have received a credit against the Purchase Price as provided in Section 3, (ii) judgments against the Company or other defects or objections to title caused by Seller or the Company which are not Permitted Exceptions or (iii) liens and encumbrances created by the act or omission of Seller or the Company after the date hereof; other than immaterial ones created in the ordinary course of the Company’s business. Seller, in its discretion, may adjourn the Closing for up to thirty (30) days in order to eliminate unacceptable defects, objections or exceptions. If Seller is unable to eliminate all unacceptable defects, objections or exceptions in accordance with the terms of this Agreement on or before such adjourned date for the Closing, Purchaser may, in addition to any additional rights and remedies which it may have hereunder, or at law or in equity, elect by written notice given to Seller within five (5) days after such adjourned date for the Closing, either to (1) terminate this Agreement if the aggregate cost to cure or eliminate all such defects, objections or exceptions shall exceed One Million Dollars ($1,000,000), in which event the provisions of Section 17(d) shall apply, or (2) close hereunder notwithstanding that the Company’s title is subject to such defects, objections or exceptions and proceed to make a claim against Seller; provided, however, that anything in this Agreement to the contrary notwithstanding, in the event the aggregate cost to cure or eliminate all such defects, objections or exceptions (other than Permitted Exceptions and defects, objections or exceptions of the types specified in clauses (i), (ii) and (iii) above, all of which Seller shall be obligated to eliminate) shall exceed One Million Dollars ($1,000,000) then Seller (or either of them) shall have the unrestricted right to terminate this Agreement by sending written notice of termination to the Purchaser, unless Purchaser shall accept title subject to such defect, objection or exception in which case it shall receive at Closing a credit against the Purchase Price in the amount of One Million Dollars ($1,000,000), failing which Purchaser’s sole and exclusive remedy hereunder shall be the return of the Downpayment. In the event Purchaser shall fail to timely give the aforesaid written notice to Seller, then Purchaser shall be deemed, without further notice or action of any kind by Seller, to have elected to close hereunder pursuant to clause (2) of the immediately preceding sentence.

(b) If a search of the title discloses judgments, bankruptcies or other returns against other persons having names the same as or similar to that of the Company, Seller, upon request by Purchaser or the Title Company, shall deliver to Purchaser or the Title Company affidavits showing that such judgments, bankruptcies or other returns are not against the Company.

(c) If any instruments, affidavits, documentary evidence or deposits are required by the Title Company in order to eliminate an exception for a defect in or objection to title (including, without limitation, standard printed exceptions), the following shall apply:

(i) all such instruments and affidavits shall be in such form and shall contain such terms and conditions as may be reasonably required by the Title Company to cause it to eliminate an exception from its title policy for such defect in or objection or exception to title;

(ii) any such documentary evidence shall be delivered to, and any such deposits shall be made with, the Title Company;

(iii) Seller agrees to execute, acknowledge and deliver any such instrument and affidavit, to deliver any such documentary evidence, and to make any such deposit, in and to the extent necessary to release or discharge items of the types set forth in clauses (i) through (iii) of Section 17(a); and

(iv) Purchaser agrees to promptly execute, acknowledge and deliver any instrument, document or affidavit reasonably requested by the Title Company.

(d) If Seller fails or is unable to perform its obligations in accordance with the terms of this Section 17 and Purchaser elects to terminate this Agreement as a result thereof, the Escrow Agent shall promptly cause the Downpayment to be returned to Purchaser in accordance with Section 24 below as Purchaser’s sole and exclusive remedy. Upon the making of such refund and payment, this Agreement shall terminate and no party to this Agreement shall have any further rights or obligations hereunder except under Sections 21, 22 and 28, which shall survive such termination.

Seller’s Remedies. Subject to the provisions below, if Purchaser shall fail to close pursuant to and in accordance with the terms of this Agreement (Seller having performed its obligations hereunder in all material respects), then Seller’s sole remedy shall be to direct the Escrow Agent to deliver the Downpayment to Seller in accordance with Section 24 below as liquidated damages for all loss, damage and expense suffered by Seller, and thereupon this Agreement shall terminate and the Parties shall have no further rights or obligations hereunder except under Sections 20(a)(iv), 20(d), 20(e), 21, 22 and 27, which shall survive such termination; provided, however that all indemnification obligations of Purchaser which arise pursuant to the terms hereof (those being solely pursuant to Section 20 hereof) shall survive any termination of this Agreement and shall not be limited in any manner pursuant to this Section or any other provision hereof.

Purchaser’s Remedies. If Seller shall fail to close pursuant to and in accordance with this Agreement, (each of Purchaser and Guarantor having performed its respective obligations hereunder in all material respects), then Purchaser shall have the right (in addition to any other or additional right herein provided) to either (i) terminate this Agreement and receive the prompt return of the Downpayment, whereupon neither party shall have any rights or obligations under the Agreement except under Sections 8, 21, 22 and 28, which shall survive such termination, or (ii) bring an equitable action for specific performance against Seller to compel assignment and transfer of the Partnership Interests in accordance with the provisions of this Agreement.

Purchaser’s Inspection; Due Diligence Period.

(a) The Company hereby grants to Purchaser and to Purchaser’s representatives a license to enter upon all parts of the Property and to perform such inspections (including, without limitation, environmental inspections), studies and surveys of the Property and the Company’s operations there, as Purchaser deems necessary or appropriate in Purchaser’s sole, absolute and subjective discretion during the Due Diligence Period. In connection therewith, Purchaser and Seller shall comply with the following terms and conditions:

(i) Purchaser shall give Seller and the Company reasonable advance notice of any such inspection; all such inspections shall take place during normal business hours of Seller and the Company; each of Seller and the Company shall instruct and cause its personnel to cooperate with Purchaser and its representatives with respect to providing access to books, records, facilities and the Property, but no Company employee or any employee of Three or AJG shall in any manner be required to actively participate in any inspection or other due diligence activities of Purchaser;

(ii) Prior to Purchaser or Purchaser’s representatives performing any inspections or tests of the Property, Purchaser shall name, or cause the relevant Purchaser’s representative to name each of the Company, Three E and AJG as an insured party on a commercial general liability insurance policy with coverage not less than a combined, single limit of One Million Dollars (U.S. $1,000,000) per occurrence and shall provide the Company with a certificate of insurance evidencing such coverage;

(iii) Purchaser shall exercise reasonable efforts to minimize interference with the activity of the Company and each of the Company Subsidiaries, its employees, agents, contractors, developers of individual sites and others at the Property;

(iv) Purchaser, at its sole cost and expense, promptly shall repair, replace or restore to its preinspection condition any physical damage to the Property or any other assets of the Company or any Company Subsidiary caused by its or its representatives’ entry thereon or contact therewith or handling thereof to perform such inspection and Purchaser’s obligations under this Section 20 shall not in any manner be limited to the Downpayment in the event this Agreement shall be terminated;

(v) Any such inspections shall be at Purchaser’s sole cost and expense;

(vi) Seller or its representative may be present at all such inspections or reviews and at any discussion with a party identified by Purchaser as set forth below in this Section 20(a)(vi); Purchaser and Purchaser’s representatives may have discussions with any Tenants, Pending Unit/Site Purchasers, Underlying Obligees, or representatives of any of them; each of the Company and Seller shall make itself available, and shall request its vendors, developers, contractors and others to be available as Purchaser shall reasonably request, to meet with Purchaser and shall cooperate with Purchaser in all respects in connection with arranging such discussions, anything in Section 34 below to the contrary notwithstanding; and

(vii) Purchaser shall, in conducting such review, exercise reasonable efforts to minimize interference with the operation of the Property or with the activity of each of the Company, each Company Subsidiary and Seller or any employees or agents of any of them .

(b) Seller shall, promptly after the date hereof, make the Books and Records available to Purchaser and shall thereafter make available to Purchaser any additional Books or Records subsequently generated, all at Purchaser’s cost and expense. During the Due Diligence Period and thereafter until Closing, Purchaser and Purchaser’s representatives shall have the right to review the Books and Records at the Company’s offices or at another location mutually agreed upon by Seller and Purchaser. Without limiting the foregoing, Seller hereby represents that it has made available to Purchaser, true and complete copies of all of the items listed on Schedule 20 (which shall be prepared by Seller and delivered to Purchaser within five (5) Business Days after the date hereof and shall be attached hereto) which are in existence on the date hereof, all Leases, all Building Contracts Service Agreements, Warranties, all Underlying Obligations, and all Permitted Encumbrances and Seller hereby agrees to promptly make available to Purchaser any updated operating statements and Rent Rolls, to the extent changed after the date hereof, as applicable from the Rent Roll attached hereto, and any other material documents relating to the business of Company or any Company Subsidiary, or the Property first discovered by Seller after the date of this Agreement.

(c) Purchaser has had access to the Property and all portions thereof as well as the Books and Records. Purchaser shall promptly complete due diligence review process as it shall desire in connection with the Property, the Books and Records and the activities of the Company, the Company Subsidiaries, Seller and its Affiliates. The period from the date hereof until March 28, 2005 is herein referred to as the “Due Diligence Period”. During the Due Diligence Period, Purchaser shall have the absolute right, in its sole discretion, for any reason or no reason at all, to cancel and terminate this Agreement in its entirety. If Purchaser elects to so cancel and terminate this Agreement, Purchaser shall on or before 12:00 Midnight (EST) of the last day of the Due Diligence Period deliver to Seller written notice of Purchaser’s election to terminate this Agreement which termination shall be effective upon the giving of such notice. Subject to the provisions of Section 3(d) hereof, within five (5) Business Days after Seller’s receipt of Purchaser’s termination notice Three E shall cause the Escrow Agent to refund the Downpayment to Purchaser minus the amount, if any, for which Purchaser is liable under Section 20(a)(iv) above, it being understood and agreed by Purchaser that such liability is not limited to the Downpayment. If Purchaser does not deliver to Seller a timely termination notice, as aforesaid, then Purchaser shall be deemed to have approved the results of its due diligence examination, this Agreement shall not terminate, the Downpayment shall be retained by the Escrow Agent subject to the terms of this Agreement, and Purchaser shall have no further rights of termination other than as a result of a failure of Purchaser’s conditions precedent to Closing which permit Purchaser to terminate this Agreement.

(d) Except to the extent arising out of the gross negligence or willful misconduct of any of the Company, Company Subsidiaries, or Seller or any of their respective officers, directors, shareholders and employees, Purchaser shall indemnify, defend, and hold each of Three E, Lentz, AJG, the Company and each Company Subsidiary, and their respective managers, officers, directors, employees, agents, shareholders, partners, members, and Affiliates of any of them, and their respective heirs, executors, administrators, personal representatives, legatees, successors and assigns (the “Seller Indemnified Parties”) harmless from and against all liabilities, damages, losses, fines, penalties, fees, costs and expenses whatsoever including without limitation, reasonable attorneys’ fees, paralegal fees, accounting fees, expert witness fees, proof of claim expenses, court costs (including any of the foregoing which arise from the enforcement of this indemnity) (collectively the “Damages”), as a result of, relating to, or arising in connection with (i) claims for personal injury, wrongful death or property damage against any of the Seller, Indemnified Parties, or the Property, (ii) claims of violation of any law, regulation, order, rule, permit, requirement or policy of any governmental body or agency; or (iii) creation of any lien or encumbrance upon any portion of the Property, in each instance to the extent caused by Purchaser or Purchaser’s representatives’ inspection or due diligence examination of the Property (as distinct from being caused by the pre-existing condition of the Property). Anything to the contrary in the preceding portion of this subsection (d) notwithstanding, any claim under this subsection (d) shall survive Closing only for a period of eighteen (18) months from the Closing Date. Any such claim not made (with reasonably specificity) by Seller within such period shall be deemed waived and extinguished.

Indemnification Procedure.

(e) Notice of Claims. If any of the Seller Indemnified Parties or any of the Purchaser Indemnified Parties (an “Indemnified Party”) believes that it is entitled to indemnification under this Agreement, such Indemnified Party shall so notify the Party from whom indemnification is being claimed (the “Indemnifying Party”) as promptly as practicable, with reasonable particularity in light of the circumstances then existing, but in any event within sixty (60) days of the date the Indemnified Party obtained actual knowledge. If any claim is instituted by or against a third party with respect to which any Indemnified Party intends to claim indemnification under this Agreement, such Indemnified Party shall as promptly as practicable, but in any event within sixty (60) days of the date the Indemnified Party obtained actual knowledge, notify the Indemnifying Party of such claim. The notice provided by the Indemnified Party to the Indemnifying Party shall describe the claim (the “Asserted Liability”) in reasonable detail and shall indicate the amount (or an estimate) of the losses or damages that have been or may be suffered by the Indemnified Party. The failure of an Indemnified Party to give any notice required by this Section 21(a) shall not affect any of the Indemnified Party’s rights under this Agreement or otherwise except and to the extent that such failure is prejudicial to the rights or obligations of the Indemnifying Party.

(f) If any action is brought by a third party against any Indemnified Party, the Indemnifying Party shall be entitled, at its own expense: (a) to participate in such action and (b) upon notice to the Indemnified Party made at any time during the course of any such claim, suit, action or proceeding, to assume the defense thereof; provided, that (i) the Indemnifying Party’s counsel is reasonably satisfactory to the Indemnified Party, (ii) the Indemnifying Party shall keep the Indemnified Party informed, on a regular basis, of the status of such claim, suit, action or proceeding and (iii) the Indemnifying Party shall consult with the Indemnified Party upon the Indemnified Party’s reasonable request for such consultation from time to time with respect to such claim, suit, action or proceeding. The Indemnified Party shall cooperate with respect to any such participation, defense, settlement or compromise. The Indemnified Party shall have the right to employ its own counsel in any such case, but the fees and expenses of the Indemnified Party’s counsel shall be at the sole expense of the Indemnified Party unless: (i) the Indemnifying Party shall have authorized in writing employment of such counsel at the expense of the Indemnifying Party; (ii) the Indemnifying Party shall not have employed counsel reasonably satisfactory to the Indemnified Party to defend such action within thirty (30) days after the Indemnifying Party received notice of the Asserted Liability; (iii) the Indemnified Party shall have reasonably determined that the Indemnifying Party is not diligently pursuing such action or is not keeping the Indemnified Party reasonably informed of the status of such action; or (iv) the Indemnified Party shall have reasonably concluded that a conflict of interest exists between the Indemnified Party and the Indemnifying Party, in any of which events the fees and expenses of one additional counsel shall be borne by the Indemnifying Party. The Indemnifying Party shall not settle or compromise any action or consent to the entry of a judgment without the written consent of the Indemnified Party (which shall not be unreasonably withheld) that: (a) does not provide for the claimant to give an unconditional release to the Indemnified Party in respect of the Asserted Liability; (b) involves relief other than monetary damages; or (c) places restrictions or conditions on the operation of the business of the Indemnified Party or any of its Affiliates. The Indemnifying Party shall not be liable for any settlement of any claim or action effected without its written consent. After payment of any Asserted Liability by the Indemnifying Party, the Indemnified Party, if requested by the Indemnifying Party, shall assign to the Indemnifying Party all rights the Indemnified Party may have against any applicable responsible Person in respect of the Asserted Liability. If the Indemnifying Party chooses to defend any Asserted Liability, the Indemnified Party shall make available to the Indemnifying Party any books, records or other documents within its control that are necessary or appropriate for such defense.

Broker. Each party represents and warrants to the other that it has not had any communications, contacts or dealings regarding the subject matter of the transaction provided for in this Agreement, through any real estate broker or other person who, on the basis thereof, could be entitled to a finder’s fee or commission in connection with this transaction. Seller and Purchaser hereby indemnify and agree to defend each other against any and all claims, demands, costs, expenses (including, without limitation, attorneys’ fees and disbursements) or causes of action arising out of a breach of their respective representations, warranties and agreements contained in this Section. The representations, warranties and obligations contained in this Section shall survive the Closing, or if the Closing does not occur, the termination of this Agreement.

Casualty; Condemnation.

(g) Purchaser shall purchase the Partnership Interests for the full Purchase Price as required by the terms hereof, without regard to the occurrence or effect of any casualty, damage to or destruction of the Property or any Improvements thereon or condemnation of any portion of the Property, provided that (i) the cost to repair any such damage or destruction, or the diminution in the value of the remaining Property as a result of a partial condemnation, as reasonably determined by Seller, does not exceed One Million Dollars ($1,000,000), and (ii) upon the Closing either the Company shall, at Closing, retain on hand the insurance proceeds or condemnation award collected by the Company plus an amount equal to any insurance deductible and uninsured loss or else there shall be a credit against the Purchase Price equal to the amount of any insurance proceeds or condemnation awards collected by Seller as a result thereof, plus the amount of any insurance deductible and uninsured loss. At Closing, Seller shall assign to Purchaser the right to any such proceeds or awards which shall not have been collected as of the Closing.

(h) If, prior to the Closing Date, the Property (or any portion thereof) is damaged or destroyed or taken by eminent domain or condemnation, and the amount of the damage or destruction or condemnation as referred to in Section 23(a) above, as reasonably determined by Seller, exceeds One Million Dollars ($1,000,000), then Purchaser may, at its option, to be exercised by written notice to Seller within ten (10) days after Seller’s notice to Purchaser of the occurrence thereof, elect to either terminate this Agreement or consummate the purchase for the full Purchase Price specified herein. If Purchaser so elects to terminate this Agreement, then this Agreement shall terminate and the Downpayment shall be returned to Purchaser and neither party shall have any further rights or obligations hereunder. If Purchaser does not so elect to terminate, then upon the Closing, either the Company shall, at Closing, retain on hand the insurance proceeds or condemnation due and collected by the Company plus an amount equal to any insurance deductible and uninsured loss or else Purchaser shall receive a credit against the Purchase Price equal to the amount of any insurance proceeds or condemnation awards collected by Seller as a result thereof, plus the amount of any insurance deductible and uninsured loss. Following Closing, the Company shall retain the right to any such proceeds or awards which shall not have been collected as of the Closing.

(i) The provisions of this Section 23 supersede the provisions of any applicable statutory or decisional law with respect to the subject matter of this Section 23.

Escrow. The Downpayment and any interest earned thereon, shall be held by the Escrow Agent, in escrow, and disposed of only in accordance with the following provisions:

(j) If the Closing under this Agreement occurs, the Escrow Agent shall, at Closing, deliver the Downpayment to Purchaser.

(k) If for any reason the Closing does not occur and either party makes a demand upon the Escrow Agent for delivery of the Downpayment and any interest earned thereon, the Escrow Agent shall give notice of such demand to the other party. If the Escrow Agent does not receive an objection from the other party to the action so demanded within five (5) Business Days after the giving of such notice, the Escrow Agent is hereby authorized to take such action. If the Escrow Agent does receive such objection within such period or if for any other reason the Escrow Agent in good faith shall elect not to make such payment, or take such action, the Escrow Agent shall continue to hold the Downpayment and any interest earned thereon, until otherwise directed by instructions signed by both Sellers and Purchaser or a final judgment of a court. However, the Escrow Agent shall have the right in the event of a dispute to deposit the Downpayment and all interest thereon with a court of competent jurisdiction. The Escrow Agent shall give notice of any such deposit to Seller and Purchaser. Upon such deposit, the Escrow Agent shall be relieved and discharged of all further obligations and responsibilities hereunder.

(l) The parties acknowledge that the Escrow Agent is acting solely as a stakeholder at their request and for their convenience that the Escrow Agent shall not be deemed to be acting on behalf of any particular party, and that the Escrow Agent shall not be liable to any of the parties for any act or omission on its part unless taken or suffered in bad faith, in willful disregard of this Agreement or constituting its gross negligence. Seller and Purchaser shall jointly and severally indemnify and hold the Escrow Agent harmless from and against all costs, claims and expenses, including attorneys’ fees, incurred in connection with the performance of the Escrow Agent’s duties hereunder, except to the extent same results from actions or omissions taken or suffered by the Escrow Agent in bad faith, in willful disregard of this Agreement or constituting gross negligence of the Escrow Agent. Any fees of the Escrow Agent shall be borne one-half (1/2) by Purchaser and one-half (1/2) by Seller.

Additional Covenants.

(m) During the period beginning on the date hereof and ending on the Closing Date or the date of termination of this Agreement without Closing occurring, Three E shall cause the Company to conduct its activities, operations and affairs as specified in Section 12 hereof. Three E shall not and shall cause the Company to not do otherwise, without approval of Purchaser. Seller shall, prior to the Company’s or a Company Subsidiary’s taking any action which is not permitted without Purchaser’s consent under this Section 25, give written notice thereof to Purchaser, describing in detail the action which it proposes to take, and consult with Purchaser with regard thereto and not take such proposed action unless Purchaser shall have approved; provided, however, that if Purchaser shall not have disapproved of such action in writing within three (3) Business Days after notice thereof, such action shall be deemed approved and authorized. Promptly after entering into documents or agreements, Seller shall deliver to Purchaser true, correct and complete copies of all documents or agreements entered into by the Company or a Company Subsidiary in connection with such action.

(n) Between the date hereof and the Closing, Three E shall cause the Company to maintain in effect the Company’s Casualty Insurance. If Purchaser shall desire to have the Company’s Casualty Insurance continue beyond the Closing Date, Purchaser shall give written notice thereof to Three E not less than five (5) Business Days before the Closing Date and Three E, without any cost to Seller, shall cooperate to request such continuation of coverage.

(o) During the Due Diligence Period, Purchaser and its representatives shall be entitled to arrange for and meet with any Tenant, Underlying Obligee and other person having dealings or a relationship with Seller, the Company or the Company Subsidiaries, provided that Seller and the Company shall be given reasonable prior notice of any proposed such meeting and any rescheduled or adjournment date thereof, and shall be entitled to accompany and, upon request by Purchaser, shall accompany Purchaser or its representative during any such meeting.

(p) Between the date of this Agreement and the Closing, Three E shall cause the Company to (i) maintain the Property in the same condition and state of repair as exists on the date hereof, reasonable wear and tear and normal maintenance, repair and replacement excepted, (ii) observe and perform all material obligations to be observed and performed by the Company under the terms of any Sale Contracts, Underlying Obligations, Leases, service contracts, mortgages and loan documents and (iii) otherwise operate the Property in materially the same manner as before the making of this Agreement. Seller shall not and shall not permit the Company, the Company Subsidiaries or the Seller’s Parents to remove or transfer to any third party any real or personal, tangible or intangible property included in the term “Property” after the date hereof other than in the normal course of business and consistent with past practices.

(q) In the event that the Company, any Company Subsidiary, Purchaser or any Affiliate of Purchaser, subsequent to the Closing Date, shall receive any rebate, refund or payment of any claim including without limitation, any refund of real estate taxes or other assessments or impositions which were paid under protest or were otherwise challenged or contested by the Company or any Company Subsidiary and which relates to any period prior to the Closing Date, then Seller shall not be entitled to any portion thereof.

(r) Seller shall prepare and timely file, or cause to be prepared and timely filed, all income Tax returns and related filings in respect of the Company and Company Subsidiaries for any taxable period ending on or before the Closing Date. Each of Three E as to itself and AJG as to itself shall timely pay (except to the extent such Tax liability is timely contested to the relevant taxing authority in good faith) its own share of all income Taxes to the relevant taxing authority all Taxes due in connection with any such tax returns.

(s) Purchaser shall prepare and or cause to be prepared, all income Tax returns in respect of the Company and the Company Subsidiaries for any Tax period ending after the Closing Date which begins before the Closing Date (a “Straddle Period”). In order to permit the accurate and timely filing of such returns, Seller shall deliver to Purchaser, all books and records necessary for the preparation of any Straddle Period returns. Purchaser shall provide Seller with the completed Straddle Period tax returns (and such additional information regarding such Straddle Period tax returns as may reasonably be requested by Seller). Seller shall notify Purchaser of any proposed amendments to any such return within ten (10) days of its receipt of the return. Purchaser shall sign and file such returns in a timely fashion. Purchaser shall be responsible to make any payment required with the filing of any Straddle Period return (except to the extent such Tax liability is timely contested to the relevant Tax authority in good faith). Each of Three E, as to itself, and AJG as to itself shall, within ten (10) days after demand, reimburse Purchaser for its portion of any Tax for that portion of the Straddle Period which ends on or before the Closing Date.

(t) Purchaser shall, or shall cause the Company and each of the Company Subsidiaries to, employ all of the persons who were employees of the Company immediately prior to Closing of the Company and each Subsidiary for a period of twelve (12) months immediately succeeding the Closing Date on terms of employment, including title, duties, base compensation, incentive compensation, if any, and benefits, which are, in the case of each employee, no less favorable than the terms of employment which are, in effect for such employee immediately prior to the Closing, subject to the right of the Company to dismiss any such employee for cause the standards for which are set forth on Schedule 26(h) which is attached hereto, provided however, that anything herein to the contrary notwithstanding, the standard for any dismissal for cause of Lentz shall be such standard as is set forth in Lentz’s Employment Agreement with the Company;

(u) Until such time as 2500 lots shall be sold and closed at the Property, Purchaser shall continue to consult with the Board of the Arthur J. Gallagher Neighborhood School in Harmony, Florida (the “School”) respecting the funding needs of the school, and Purchaser shall continue to provide such funding needs (up to an aggregate sum of Two Hundred and Fifty Thousand Dollars ($250,000)) consistent with the manner in which funding was provided prior to closing.

Termination and Exclusivity. In addition to the termination rights of the Parties set forth above, this Agreement may be terminated as follows:

(v) By either Purchaser, Three E or AJG if the Closing has not been consummated on or before April 20, 2005 provided that such failure has not been caused by any act or omission of the party seeking termination, and further provided that such failure is not caused by the failure of the waiting period under the HSR Act to expire.

(w) From the date hereof until the earlier to occur of the termination of this Agreement or the Closing Date, neither Three E, Lentz, AJG nor the Company shall engage in discussions with any third party respecting the possible purchase and sale of Partnership Interests or, except as contemplated in this Agreement, any of the Property of the Company, and they shall not, except in connection with such possible sales contemplated hereby, make available to said third party the same level of due diligence investigation and review as is provided for to Purchaser herein.

Notices. All notices, elections, consents, demands, objections, requests or other communications (including any notice of change of address) which Seller, Purchaser or Escrow Agent may be required or desire to give pursuant to, under or by virtue of this Agreement must be in writing and sent by first class U.S. certified or registered mail, return receipt requested, with postage prepaid, or by Federal Express or other nationally recognized overnight courier service with receipt signed by or on behalf of the recipient, or by hand delivery by messenger, addressed as follows:

If to Seller:

Three E Corporation

3500 Harmony Square Drive West

Harmony, Florida 34773

Attn: Mr. James Lentz, President

with a copy to Three E’s counsel:

Baker & Hostetler, LLP

200 South Orange Avenue

Sun Trust Center, Suite 2300

Orlando, Florida 32802

Attn: Kenneth C. Wright, Esq.

    and

AJG Financial Services, Inc.

The Gallagher Centre

Two Pierce Place

Itasca, Illinois 60143-3141

Attn: Kerry Abbott, Esq.

with a copy to AJG’s counsel:

DLA Piper Rudnick Gray Cary US LLP

203 N. LaSalle Street

Suite 1900

Chicago, IL 60601-1293

Attn: Stephen A. Landsman, Esq.

If to the Company prior to Closing (all notices given to the Company shall be deemed given to the Company Subsidiaries)

Birchwood Acres Limited Partnership LLLP

3500 Harmony Square Drive West

Harmony, Florida 34773

Attn: Mr. James Lentz

With a copy to Company’s Counsel:

Baker & Hostetler, LLP

200 South Orange Avenue

Sun Trust Center, Suite 2300

Orlando, Florida 32802

Attn: Kenneth C. Wright, Esq.

    and

AJG Financial Services, Inc.

The Gallagher Centre

Two Pierce Place

Itasca, Illinois 60143-3141

Attn: Kerry Abbott, Esq.

with a copy to AJG’s counsel:

DLA Piper Rudnick Gray Cary US LLP

203 N. LaSalle Street

Suite 1900

Chicago, IL 60601-1293

Attn: Stephen A. Landsman, Esq.

If to the Company after Closing:

Birchwood Acres LLP

c/o Starwood Capital Group Global, L.L.C.

320 Interstate North Parkway, Suite 220

Atlanta, Georgia 30339

Attn: Robert Geimer

If to Purchaser or Guarantor:

SOF-HARMONY, L.L.C.

c/o Starwood Capital Group Global, L.L.C.

320 Interstate North Parkway, Suite 220

Atlanta, Georgia 30339

Attn: Robert Geimer

with a copy to:

Starwood Capital Group, L.L.C.

591 West Putnam Avenue

Greenwich, Connecticut 06830

Attention: Merrick Kleeman

with a copy to Purchaser’s consultant:

Lochmere Development Group, Inc.

920 Harbor Bay Drive

Tampa, Florida 33602

Attn: Robert D. Evans, President

with a copy to Purchaser’s counsel:

Rinaldi Finkelstein & Franklin LLC

591 West Putnam Avenue

Greenwich, Connecticut 06830

Attn: Eric Franklin, Esq.

If to Escrow Agent:

First American Title Insurance Company

633 Third Avenue

New York, NY 10017

Attn: Philip Salomon, Esq.

Each of Seller, Purchaser and the Company may change the person to whose attention notices and other communications to it shall be addressed or change its address for notices and other communications hereunder by a notice given to the others in the manner provided in this Section. A notice or other communication sent in compliance with the provisions of this Section shall be effective on the day delivered or if earlier, the first day of failure or refusal to accept delivery of same as shown on the return receipt if sent by U.S. mail, or on the day delivered, if sent by Federal Express or other nationally recognized overnight courier service; or on the date delivered if hand delivered by messenger. Any notice required or permitted to be given by Seller or Purchaser under this Agreement may be given by such party’s counsel named above.

Miscellaneous.

(x) Except as is otherwise provided for herein, this Agreement embodies and constitutes the entire understanding between the parties with respect to the transactions contemplated herein, and all prior agreements, understandings, representations and statements, oral or written, are merged into this Agreement. Neither this Agreement nor any provision hereof may be waived, modified, amended, discharged or terminated except by an instrument signed by the party against whom the enforcement of such waiver, modification, amendment, discharge or termination is sought, and then only to the extent set forth in such instrument.

(y) This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, successors or legal representatives and permitted assigns. Purchaser shall have the right, exercisable by notice to Seller, to assign all of its right, title and interest in and to this Agreement and the Downpayment to an Affiliate or Affiliates of Purchaser, or designate one or more Affiliates of Purchaser to whom one or more portions of the Partnership Interests shall be assigned by Seller; provided, however, that no such assignment shall release or relieve Purchaser or Guarantor from any obligations hereunder.

(z) As used in this Agreement, the masculine shall include the feminine and neuter, the singular shall include the plural and the plural shall include the singular, as the context may require.

(aa) No waiver by either party of any failure or refusal by the other party to comply with its obligations shall be deemed a waiver of any other or subsequent failure or refusal so to comply.

(bb) If any term or provision of this Agreement or the application thereof to any person or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Agreement, or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each term and provision of this Agreement shall be valid and be enforced to the fullest extent permitted by law.

(cc) This Agreement shall be governed by, and enforced in accordance with, the laws of the State of Florida. Seller and Purchaser waive the right to trial by jury in any action, proceeding or counterclaim in any matter relating to this Agreement. Seller and Purchaser each hereby irrevocably and unconditionally submits to the jurisdiction of any Florida State Court in Osceola County, Florida or Federal Court of the United States of America sitting in Orlando, Florida, and any appellate court from any such court, in any suit, action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment thereon, and each hereby irrevocably and unconditionally agrees that all claims in respect of any such suit, action or proceeding shall be heard and determined in such courts. Seller and Purchaser each agrees that a final judgment in any such suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Seller and Purchaser each hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any such court.

(dd) Nothing in this Agreement shall benefit or be enforceable by any person or entity which is not a party hereto. There are no third party beneficiaries of this Agreement.

(ee) The captions in this Agreement are inserted for convenience of reference only and do not define, describe or limit the scope or the intent of this Agreement or of any of the provisions hereof, and shall not be considered in interpreting or construing this Agreement.

(ff) This Agreement shall not be binding or effective until executed and delivered by Seller and Purchaser.

(gg) This Agreement may be executed in counterparts, each of which shall be an original and all of which counterparts taken together shall constitute one and the same agreement.

(hh) Seller and Purchaser each will from time to time subsequent to the Closing Date, at the other’s request and sole expense but otherwise without further consideration, execute and deliver such other instruments of conveyance, assignment and transfer and take such other actions as may be reasonably requested in order to more effectively assign and transfer to and vest in Purchaser the Partnership Interests and otherwise to confirm and effectuate all of the transactions contemplated by this Agreement, provided the same does not increase the liability of the delivering party.

(ii) In connection with any litigation between the parties hereto arising out of this Agreement, the prevailing party shall be entitled to recover from the other party all costs incurred by the prevailing party (including, without limitation, reasonable attorneys’ fees and disbursements, which shall be deemed to include fees on retrial, rehearing and/or appeal).

(jj) Any Party may waive in writing compliance by any other Party with respect to any of such other Party’s representations, warranties and agreements set forth in this Agreement and/or may waive in writing any of the conditions of this Agreement in its favor, provided, however, that no such waiver shall be binding upon Seller unless it is duly executed by AJG and Three E.

(kk) All press releases and other publicity and communications relating to the transactions contemplated by this Agreement (exclusive of matters relating to Purchaser’s continuing ownership of the Company after the Closing Date, and the timing and method of release thereof, shall require prior written approval of each of Purchaser, Lentz and AJG.

Conveyance of Parcels to Harmony Institute.

(ll) Seller shall, no later than the Closing Date, cause the Company to convey to Harmony Institute by special warranty deed with covenant against grantor’s acts portions of the Property consisting of two parcels of land (one on each side of US

Highway 192/441) as depicted on the sketches attached hereto as Schedule 29(a) hereto aggregating approximately one hundred acres of land (herein individually referred to as a “Harmony Parcel” and collectively referred to as the “Harmony Parcels”). As of the date hereof, Purchaser has not yet completed its site planning in respect of portions of the Property lying between US Highway 192/441 and the respective Harmony Parcels. Purchaser shall, no later than the third (3rd) anniversary of the Closing Date, cause the Company to execute and deliver to Harmony Institute an access easement in form reasonably acceptable to Purchaser and Harmony Institute for ingress and egress between the Harmony Parcels and U.S. Highway Number 192/441, it being understood and agreed that temporary easements for such ingress and egress shall be granted to the Harmony Institute and its invitees over the areas indicated in the sketches attached as Schedule 29(a) hereto. Purchaser shall be entitled to select such commercially reasonable routes and areas of the Property over which such easement will run as it shall reasonably determine, which will describe by courses and distances, the easement areas of Harmony Institute and containing certain other restrictions and covenants (including a provision limiting to a period of four (4) years following Closing, Harmony Institute’s use of temporary stables on the Harmony Parcels. As soon as is reasonably practicable after the Closing Date, if not already done, Seller shall cause the Company to have the Harmony Parcels designated as separate tax lots and to not be part of any tax lot which contains any of the Property. From and after the Closing Date until such tax division shall be effectuated, the taxes allocable to the Harmony Parcels shall be allocated on a pro rata basis according to the acreage of the parcels involved. Seller and Harmony Institute shall, at their sole cost and expense and at no cost or expense to Purchaser or the Company, cause the Company to apply for and diligently pursue the receipt of all necessary governmental subdivision, permits and approvals, subdividing the Harmony Parcels from the remainder of the Property.

(mm) At Closing, Purchaser shall cause the Company to enter into an agreement with the Harmony Institute in a form reasonably acceptable to both of them (the “Veterinary Restriction Agreement”), pursuant to which the Company shall agree that for a period of ten (10) years commencing on the Closing Date, it will not establish or permit a facility to be established on the Property for the provision of veterinary services to homeowners at the Property (including without limitation, Closed Unit/Site Purchasers). However, the Company is permitted to establish an equestrian facility as an amenity to the Property. Harmony Institute shall be granted an exclusive right to establish a veterinary service facility within the Property, for a period of ten (10) years commencing on the Closing Date, provided the Harmony Institute begins such services as soon as certificates of occupancy for 1500 residential units at the Property have been issued. This exclusive right shall not prohibit the residents, developers or anyone else within the Property from utilizing veterinary services from providers other than Harmony Institute or its assigns.

(nn) After Closing, Purchaser shall cause the Company to cooperate with the Harmony Institute in conducting an annual golf tournament for the benefit of the Harmony Institute. The Company shall donate $7,500 in goods and services annually, subject to an annual inflation rate, as long as the Company owns the golf facilities within the Property.

Lentz Agreement. On the Closing Date, the Company and James Lentz shall enter into an Employment Agreement in the form of Exhibit J hereto (the “Lentz Employment Agreement”)

Harmony Name and Mark. Three E represents to Purchaser that it owns all rights to the name “Harmony” and the mark identified on Schedule 31. On the Closing Date Three E and the Company shall execute and deliver a License Agreement in reasonable form (the “Harmony License”) at no cost to the Company.

Contingency. Prior to the date hereof, the Company conducted negotiations with certain parties (each, a “Prospective Purchaser”) for the sale of certain undeveloped land at the Property (the “Offered Undeveloped Land”). If, after the expiration of the Due Diligence Period and prior to the Closing Date (provided Purchaser has not terminated this Agreement): (i) the Company from time to time receives from a Prospective Purchaser, a contract for sale and purchase for the Offered Undeveloped Land (a “Sale Contract”) on commercially reasonable terms and negotiated at arm’s length executed by the Prospective Purchaser, together with such downpayment or deposit as may be required thereby; and (ii) the Company wishes to enter into the Sale Contract, then the following procedure shall be followed. Seller shall deliver a copy of the Sale Contract to Purchaser, together with such information regarding the Prospective Purchaser as shall be reasonably necessary for Purchaser to evaluate the Prospective Purchaser. Seller shall, within two (2) Business Days after request by Purchaser, deliver to Purchaser such additional information concerning the Prospective Purchaser as Purchaser shall reasonably require (collectively, the “Information”). Within five (5) business days after Purchaser shall have received the information, Purchaser shall advise Seller in writing whether the Sale Contract and the terms thereof are acceptable to Purchaser. If Purchaser shall fail to give timely notice to Seller, as aforesaid, then the Sale Contract and the terms thereof shall be deemed acceptable to Purchaser. If Purchaser shall advise that they are not, then Purchaser may also, at its option, advise as to what changes would be necessary in order for it to become acceptable to it. The Company may elect to enter into a Sale Contract even if it is not acceptable to Purchaser, in which case, Purchaser may elect to either (i) terminate this Agreement whereupon the Downpayment with any interest earned thereon shall be promptly paid over to Purchaser and Seller shall reimburse Purchaser for its out-of-pocket costs in connection with this Agreement and its due diligence, but not to exceed $50,000; or (ii) to acquire the Partnership Interests notwithstanding the Company’s obligations under the Sale Contract (if closing of title under a Sale Contract occurs prior to the Closing hereunder, the net proceeds thereof shall, without increase of the Purchase Price hereunder, remain with the Company [but subject to utilization by the Company for operating expenses in the ordinary course of business] through and following Closing hereunder such that Purchaser, rather than Seller, shall receive the benefit thereof).

Lentz Lot Purchase Agreement. Purchaser acknowledges that Lentz currently has an existing purchase/option agreement for a single-family lot, 7B in the Drake Neighborhood within the Property for One Hundred Twenty Thousand Dollars ($120,000) plus normal closing fees and prorations which is expected to close on or before July 1, 2005 (the “Lentz Purchase Agreement”). Purchaser shall recognize and take subject to all rights of Lentz under the Lentz Purchase Agreement.

Confidentiality.

(oo) Each of Seller and, until the day immediately following the Closing Date following the consummation of the Closing by Purchaser, Purchaser shall maintain all information received from the other and the other’s attorneys, accountants, representatives, agents and contractors in strict confidence, and shall take precautions reasonably necessary to prevent disclosure, access to, or transmission of such information to any other third party, except as provided in (b) below or as may otherwise be required by law.

(pp) Except to the extent Purchaser and Seller shall otherwise agree in writing, Purchaser, Seller and Lentz shall maintain confidentiality as to the terms and conditions of this Agreement, as well as to the terms of the sale of the Partnership Interests contemplated hereby, except such disclosures to each party’s attorneys, accountants, consultants, lenders and others (including third parties and applicable government agencies but only to the extent required by applicable law or regulation) as such party deems to be reasonably required in order to consummate the transactions contemplated in this Agreement, or otherwise required by a court with appropriate jurisdiction or other governmental authority. Purchaser and Seller shall each instruct all others engaged by it in connection with the transactions contemplated in this Agreement to abide by such confidentiality provisions, and each shall be responsible for violations by such third parties to whom it discloses such information.

Purchaser’s and Guarantor’s Obligations to AJG Respecting the Bond Indebtedness.

(qq) In consideration of AJG’s agreement (which AJG hereby makes) to leave in place the approximately Twelve Million Six Hundred Thousand Dollar ($12,600,000) letter of credit posted by AJG to secure the repayment of the Bond Indebtedness (the “Letter of Credit”) on the maturity date of November 1, 2010 (the “Maturity Date”), Purchaser shall pay to AJG an annual fee of Ninety Thousand Dollars ($90,000) each year from the Closing Date through the Maturity Date, which fee shall be payable in equal quarterly installments on the last day of each calendar quarter after the Closing Date, except for the first and last such payment which shall be properly prorated based on the number of days of the relevant quarter.

(rr) Purchaser shall not, and shall not permit the Company to, extend the Maturity Date without a full and complete release and return of the Letter of Credit to AJG.

(ss) From and after the Closing Date through the Maturity Date, Guarantor shall maintain and/or have in cash or through one of the following facilities, access to sums aggregating not less than the face amount of the Letter of Credit: (i) cash on hand

(or in a money market account) or (ii) the unrestricted right to call for cash pursuant to Guarantor’s subscription documents, which Guarantor hereby agrees to call upon, if and when necessary for the purposes of Section 35(e); or (iii) unrestricted availability under Guarantor’s credit agreements which Guarantor hereby agrees to draw upon, if and when necessary for the purposes of Section 35(e).

(tt) Within thirty (30) days after the end of each calendar year after the Closing Date a senior executive of Guarantor or its Chief Financial Officer shall execute and deliver to AJG a duly dated certificate attesting to the satisfaction of the financial requirements described in Section 35(c) above and detailing the manner in which such requirement was satisfied.

(uu) In the event of (i) any breach of the obligation set forth in Section 35(a) above which is not cured within ten (10) Business Days after written notice thereof given to Guarantor; or (ii) a breach of Section 35(b) above or Sections 35(c) or (d) where the breach of Section 35(c) or Section 35(d) is not cured within ten (10) Business Days after written notice thereof given to Guarantor; or (iii) any event under the Bond Indebtedness which results in a draw upon the Letter of Credit then, within five (5) Business Days after written demand therefor by AJG, Guarantor shall remit payment to AJG by wire transfer of immediately available funds in an amount which is, in the case of clauses (i) and (ii), equal to the amount of the Letter of Credit and which is, in the case of clause (iii), equal to the amount of the funds so drawn thereunder.

[SIGNATURE PAGE IMMEDIATELY FOLLOWS]

IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto as of the day and year first above written.

Company Subsidiaries:		Seller:

HARMONY DEVELOPMENT CO., LLC		THREE E CORPORATION

By:	/s/ James L. Lentz	By:	/s/ James L. Lentz
Name:	James L. Lentz	Name:	James L. Lentz
Title:	President	Title:	President

HARMONY GOLF FACILITIES, LLC		AJG FINANCIAL SERVICES, INC.

By:	/s/ James L. Lentz	By:	/s/ Mark P. Strauch
Name:	James L. Lentz	Name:	Mark P. Strauch
Title:	President	Title:	Executive Vice President

Company:

HARMONY RESTAURANT FACILITIES, LLC		BIRCHWOOD ACRES LIMITED PARTNERSHIP, LLLP

By:	/s/ James L. Lentz	By:	/s/ James L. Lentz
Name:	James L. Lentz	Name:	James L. Lentz
Title:	President	Title:	as President of Three Corp., it’s General Partner

HARMONY GROUND MAINTENANCE CO., LLC

By:	/s/ James L. Lentz
Name:	James L. Lentz
Title:	President

HARMONY REAL ESTATE CO., LLC.

By:	/s/ James L. Lentz
Name:	James L. Lentz
Title:	President

Three E Parent:	Purchaser:

SOF-HARMONY FUNDING, L.L.C.

/s/ James L. Letz	By:	/s/ Robert Geimer
James Lentz	Name:	Robert Geimer
	Title:	Sr. Vice President

The undersigned Guarantors have executed this Agreement on April 20, 2005, to acknowledge and agree that they are jointly and severally obligated for all obligations of Purchaser hereunder; provided, however, no recourse for any such obligations shall extend to any officer, director, employee, agent, representative, partner or member of either such Guarantor and all liability of each such Guarantor hereunder shall be limited to the assets of such Guarantor.

Guarantors

STARWOOD U.S. OPPORTUNITY FUND VII D-2, L.P.		SOF-VII U.S. HOLDINGS I, L.L.C.

By:	SOF VII MANAGEMENT, L.L.C., its general partner

By:	Starwood Capital Group Global, L.L.C., its General Manager	By:	/s/ Robert Geimer
		Name:	Robert Geimer
		Title:	Senior Vice President
By:	/s/ Robert Geimer
Name:	Robert Geimer
Title:	Senior Vice President

The Escrow Agent hereby acknowledges receipt of the Downpayment and shall hold the same, including interest, if any, in escrow pursuant to the provisions of this Agreement.

Escrow Agent: FIRST AMERICAN TITLE INSURANCE COMPANY

By:	/s/ Phillip Saloman
Name:	Phillip Saloman
Title:	Senior Vice President

SCHEDULE 1

Certain Definitions

“Affiliates” means a Person or Persons, directly or indirectly, through one or more intermediaries, controlling, controlled by or under common control with the Person(s) in question. The term “control”, as used in the immediately preceding sentence, means, with respect to a Person that is a corporation, the right to exercise, directly or indirectly, more than fifty percent (50%) of the voting rights attributable to the shares of the controlled corporation and, with respect to a Person that is not a corporation, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of the controlled Person.

“Benefit Plan” means any employee benefit or compensation plan, program, policy, contract (whether or not written) or arrangement, including any pension or retirement plan, deferred compensation plan, vacation pay plan, stock option plan, bonus or incentive plan, change in control agreement or plan, stock purchase plan, hospitalization, disability or other insurance plan, employment agreement or severance, retention or termination pay plan or policy, maintained, sponsored, or contributed to by the Company or any Company Subsidiary (including, for purposes of this definition, all employers (whether or not incorporated) that would be treated together with the Company, any Company Subsidiary and/or the Seller as a single employer within the meaning of Section 414 of the Code) or with respect to which the Company or any Company Subsidiary has any liability whether contingent or otherwise.

“Books and Records” means, collectively, all of the books and records of the Company and the Company Subsidiaries.

“Business Day” means any day other than a Saturday, Sunday or a day on which banks in Orlando, Florida are authorized or obligated by applicable law to close.

“Claim” or “Claims” means any and all claims, actions, proceedings, suits, litigation, demands, obligations, liabilities, indebtedness, breaches of contract, breaches of duty or any relationship, acts, omissions, misfeasance, malfeasance, cause or causes of action, debt, sums of money, accounts, compensation, contracts, controversies, promises, damages, costs, losses, expenses or governmental or other investigations including but not limited to, attorneys’ and experts’ fees and expenses, and investigation and remediation costs whether direct or indirect, known or unknown, foreseen or unforeseen.

“Code” means the Internal Revenue Code of 1986, as amended as it may be further amended from time to time, any successor statute thereto, and applicable U.S. Department of Treasury regulations issued pursuant thereto in temporary or final form.

“Days” or “days” shall mean calendar days (as distinct from being limited to those days which are Business Days).

“Environmental Laws” means all federal, and applicable state and local laws, statutes, guidelines, codes, ordinances, regulations, now or hereafter in effect, in each case as amended or supplemented from time to time, including, without limitation, all applicable judicial or administrative orders, applicable consent decrees and binding judgments relating to the regulation and protection of human health, safety, the environment and natural resources.

“Existing Company” shall mean and refer to the Company prior to the transfer of the Partnership Interests to Purchaser at the Closing.

“Hazardous Materials” shall mean (a) those substances included within the definitions of any one or more of the terms “hazardous materials”, “hazardous wastes”, “hazardous substances”, “industrial wastes”, and “toxic pollutants”, as such terms are defined under the Environmental Laws, or any of them, (b) petroleum and petroleum products, including, without limitation, crude oil and any fractions thereof, (c) natural gas, synthetic gas and any mixtures thereof, (d) asbestos and or any material which contains any hydrated mineral silicate, including, without limitation, chrysotile, amosite, crocidolite, tremolite, anthophylite and/or actinolite, whether friable or non-friable, (e) polychlorinated biphenyl (“PCB”) or PCB-containing materials or fluids, (f) radon, (g) any pathogen, toxin or other biological agent or condition including, without limitation, any fungus, mold, mycotoxin or microbial matter naturally occurring or otherwise, (h) any other hazardous or radioactive substance, material, pollutant, contaminant or waste, and (i) any other substance with respect to which any Environmental Law or governmental authority requires environmental investigation, monitoring or remediation.

“Knowledge of AJG” shall mean the actual conscious knowledge of any of Mark Strauch, David long, Sally Wasikowski, Kerry Abbott, Douglas K. Howell or Jack Lazzaro, without any duty of independent inquiry or investigation.

“Knowledge of Three E” shall mean the actual conscious knowledge of James Lentz, without any duty of independent inquiry or investigation.

“Knowledge of Seller” shall mean the Knowledge of AJG or the Knowledge of Three E.

“Permitted Encumbrances” means as relates to the Property: (a) any lien imposed by law for Taxes, assessments or governmental charges that are not delinquent and remain payable without penalty or that are being contested in good faith by appropriate proceedings; (b) any carrier’s, warehousemen’s, mechanic’s, materialmen’s, repairmen’s or other like lien imposed by law, arising in the ordinary course of business and securing obligations that are not yet due and payable or are being contested in good faith by appropriate proceedings; (c) any pledge or deposit made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance or other social security laws or other statutory obligations of any Seller or the Company; (d) any lien created by Purchaser; and (e) any cash deposit or right of set-off to secure the performance of bids, tenders, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds, government contracts and other obligations of a like nature, in each case imposed in the ordinary course of business.

“Permitted Exceptions” shall be:

(i) (X) Zoning and building restrictions, regulations, ordinances and requirements heretofore or hereafter adopted by any governmental, public or municipal authority having jurisdiction thereof, and amendments and additions thereto now in force and effect, which relate to the Property and which do not prohibit or materially interfere with the Company’s present use and Purchaser’s contemplated use of the Property by the Company.

(Y) Such state of facts which an accurate survey would show, provided such facts do not render title uninsurable.

(ii) Rights of tenants in possession (as tenants only) pursuant to the Leases which are listed on Schedule 5(viii), any New Leases entered into in accordance with the terms hereof and substances and other occupancies thereunder.

(iii) Minor variations between tax lot lines and lines of record title.

(iv) Rights, if any, of utility companies to lay, maintain, construct and/or repair pipes, lines, conduits, cable boxes and other installments on, under and across the Property for purposes of providing utility services to the Land and the Building provided same do not impose any monetary obligations on the owner of the property and are similar relative to those over other properties in the vicinity.

(v) Any agreements, financing statements, chattel mortgages, liens or encumbrances entered into by, or arising from the acts of any Tenant of the Property, which encumber only the Tenant’s leasehold estate or the Tenant’s personal property in the Property.

(vi) Minor encroachments of stoop areas, roof cornices, sidewalk elevators, window trims, cellar doors, steps, columns and column bases, signs, piers, lintels, window sills, fire escapes, ledges, fencing, coping, retaining walls and yard wall, if any, upon any street or highway or adjoining property, as well as encroachments of improvements located upon or belonging to this Property on adjoining properties, provided the Title Company will affirmatively insure, at regular rates, without additional premium, that the Building may remain undisturbed.

(vii) The Violations, if and to the extent permitted by the express terms of the Agreement.

(viii) The Underlying Obligations, if and to the extent they are recorded in the government land records against the Property but in the case of any of them which are mortgage liens, only to the extent that they secure Assumed Indebtedness.

(ix) Anything which does not materially and adversely affect the Company’s ability to utilize and operate the Property as it is being utilized and operated by the Company on the date hereof.

(x) The items excepted on the Company’s title insurance Policy Number OPM1520291 issued August 13, 1998 by Attorneys Title Insurance Fund, Inc. and the mortgagee’s title insurance policy issued to Franklin Bank SSB by First American Title Insurance Company dated October 28, 2003 as policy number FA-36-517969 as amended by Endorsement Numbers 1, 2 and 3, respectively, dated December 8, 2003, October 18, 2004 and December 29, 2004) and any other items placed of record by the Company subsequent to the date of issuance of such title insurance policies, in the ordinary course of the Company’s business, in its interests, and consistent with its past practice (but in the case of all of the above, including mortgage liens only to the extent they secure Assumed Indebtedness) and, to the extent not placed of record by the Company, only to the extent the same shall not otherwise be prohibited by or result in a breach of the provisions of this Agreement, and further, the Master Trust Indenture and other instruments and agreements currently of record relating to the 2004 Harmony Community Development District Capital Improvement Bonds.

“Purchaser Designee” shall mean any entity which is an Affiliate of Purchaser and which Purchaser shall, by notice given to Seller prior to the Closing, designate to acquire title to any or all of the Partnership Interests.

“Underlying Obligations” shall mean, collectively, all of those obligations which are generally described on Schedule 5(xviii).

“Underlying Obligee” shall mean a party or entity to which the Company has obligations under an Underlying Obligation.